Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-158971

Prospectus Supplement to Prospectus dated May 4, 2009

$75,000,000

10.00% Senior Notes due 2015

We are offering $75,000,000 principal amount of 10.00% Senior Notes due 2015. The notes will mature on September 1, 2015. We will pay interest on the notes on March 1 and September 1 of each year. The first such payment will be made on March 1, 2011.

The notes are not savings or deposit accounts or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. The notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

See “Risk Factors” beginning on page S-10 of this prospectus supplement to read about important facts you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total

Initial public offering price	98.50%	$73,875,000
Underwriting discounts and commissions	1.375%	$1,031,250
Proceeds to Western Alliance Bancorporation (before expenses)	97.125%	$72,843,750

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from August 25, 2010 and must be paid by the purchasers if the notes are delivered after August 25, 2010.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on or about August 25, 2010.

Joint Book-Running Managers

Keefe, Bruyette & Woods	Goldman, Sachs & Co.

Prospectus Supplement dated August 20, 2010.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which contains the terms of this offering of notes. The second part, the accompanying prospectus dated May 4, 2009, gives more general information, some of which may not apply to this offering.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “Western Alliance”, “we”, “us”, “our”, the “Company” or similar references mean Western Alliance Bancorporation and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC’s Internet site at http://www.sec.gov and on our website at http://www.westernalliancebancorp.com.

In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until our offering is completed:

•	our Annual Report on Form 10-K for the year ended December 31, 2009 (including information incorporated by reference in the Form 10-K from our definitive proxy statement for the 2010 annual meeting of stockholders, which was filed on March 19, 2010) filed on March 16, 2010;

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2010 filed on May 7, 2010, and our Quarterly Report on Form 10-Q for the three months ended June 30, 2010 filed on August 5, 2010, as amended by our Quarterly Report on Form 10-Q/A filed on August 18, 2010; and

•	our Current Reports on Form 8-K filed with the SEC on February 16, 2010, April 5, 2010, April 22, 2010, May 3, 2010, May 27, 2010, August 18, 2010, August 19, 2010 and August 20, 2010.

S-i

Unless stated otherwise in the applicable report, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Western Alliance Bancorporation
2700 W. Sahara Avenue
Las Vegas, Nevada 89102
(702) 248-4200
Attn: Dale Gibbons, Executive Vice President and Chief Financial Officer

Other than any documents expressly incorporated by reference, the information on our website and any other website that is referred to in this prospectus supplement is not part of this prospectus supplement.

S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement, the accompanying prospectus and the information included or incorporated by reference in them are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. The Company intends such forward-looking statements be covered by the safe harbor provisions for forward-looking statements. All statements other than statements of historical fact are “forward-looking statements” for purposes of Federal and State securities laws, including statements that related to or are dependent on estimates or assumptions relating to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.

These forward-looking statements reflect our current views about future events and financial performance and involve certain risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from historical results and those expressed in any forward-looking statement. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: difficult economic conditions in the financial markets around the world; recent legislative and regulatory initiatives, including the Emergency Economic Stabilization Act of 2008, or EESA, the American Recovery and Reinvestment Act of 2009, or ARRA, and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the rules and regulations that have or might be promulgated thereunder; supervisory actions by regulatory agencies which limit our ability to pursue certain growth opportunities, limit the ability of our banking subsidiaries to pay dividends or make distributions to us, and restrict or require other activities; the effect of fair value accounting on the financial instruments that we hold and any adverse impact changes in the value of the financial instruments will have on our earnings and financial condition; the possibility of asset, including goodwill, write-downs and the adverse impact on our earnings and financial condition; the soundness of other financial institutions with which we do business; our ability to raise capital, attract deposits and borrow from the Federal Home Loan Bank (“FHLB”) and the Board of Governors of the Federal Reserve (the “Federal Reserve”); defaults on our loan portfolio and the impact on our earnings; inadequate estimates of, or changes in managements estimates of the adequacy of, the allowance for credit losses; our ability to recruit and retain qualified employees, especially seasoned relationship bankers; inflation, interest rate, market and monetary fluctuations; the continued downturn in gaming or tourism in Las Vegas, Nevada, our primary market area; risks associated with the execution of our business strategy and related costs; increased lending risks associated with our concentration of commercial real estate, construction and land development and commercial and industrial loans; competitive pressures among financial institutions and businesses offering similar products and services; the effects of interest rates and interest rate policy; and other factors affecting the financial services industry generally or the banking industry in particular.

Forward-looking statements speak only as of the date they are made and we undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus supplement or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by federal securities laws. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement or in the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and may not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the notes. You should pay special attention to the “Risk Factors” section of this prospectus supplement to determine whether an investment in the notes is appropriate for you.

About Western Alliance Bancorporation

Western Alliance Bancorporation, incorporated in the State of Nevada, is a multi-bank holding company headquartered in Las Vegas, Nevada, providing full service banking and related services to locally owned businesses, professional firms, real estate developers and investors, local non-profit organizations, high net worth individuals and other consumers through its subsidiary banks and financial services companies located in Nevada, Arizona, California and Colorado. The Company provides virtually all aspects of commercial and consumer lending and deposit services. In addition, its non-bank subsidiaries offer a broad array of financial products and services aimed at satisfying the needs of small to mid-sized businesses and their proprietors, including custody and investments and equipment leasing. On a consolidated basis, as of June 30, 2010, we had approximately $5.96 billion in total assets, $4.02 billion in total net loans, $5.23 billion in deposits and $575.9 million in stockholders’ equity. We have focused our lending activities primarily on commercial loans (including business loans secured by apartment buildings, professional offices, industrial facilities, retail centers and other commercial properties), which comprised 72% of our total loan portfolio at June 30, 2010.

We commenced operations in 1994 in the Las Vegas, Nevada market. We grew to approximately $5 billion in assets by year end 2007, at which time we had reported 10 consecutive years of profitability. Beginning in 2008, however, we and the banking industry in general were adversely affected by a substantial decline in general economic conditions and turmoil in financial markets. Arizona, Nevada and California, the principal markets in which we operate, were particularly affected by declining real estate values. As a consequence of these events, and the declines in our stock price and the valuations of other financial institutions in recent periods, we recorded substantial charges for securities and goodwill impairments, substantial charge-offs related to our loan portfolio, and significant additions to our loss reserves. In addition, we have become subject to stricter regulatory oversight and requirements.

In response, and with a view to positioning us for the economy recovers for improved operating results and for future growth opportunities, we have taken a number of actions in recent periods to strengthen our balance sheet and improve our operating efficiencies, including raising over $420 million in new capital from a combination of the issuance of private and public offerings of our common stock and the issuance of preferred stock to the U.S. Department of Treasury under the Troubled Asset Relief Program, or TARP. We also have implemented a strategic cost reduction program, and have disposed or plan to dispose of non-core operations, including our unprofitable credit card division.

As a consequence of these actions, as well as stabilization in overall economic conditions, we experienced improved financial performance in the first half of 2010. Specifically, in the first six months of 2010, the Company:

•	recorded net income of $1.6 million, including a net gain from securities investments of $14.3 million;

•	grew its deposits by $508 million;

•	grew its net interest income to $112.2 million and improved its net interest margin to 4.16%; and

•	recorded declines in net loan charge-offs and our provision for credit losses.

In addition, on May 21, 2010, we repaid all $60 million aggregate principal amount of our subordinated debt issued through the Bank of Nevada which would have matured in 2016 and 2017. This debt bore, as of March 31, 2010, interest rates of 3.25% and 3.65%, respectively.

On August 11, 2010, our subsidiary Alta Alliance Bank opened a branch office in Los Altos, California, and Torrey Pines Bank, our Southern California subsidiary, opened a full-service branch office in downtown Los Angeles, California.

Our common stock is traded on NYSE under the ticker symbol “WAL”. Our principal executive offices are located at 2700 W. Sahara Avenue, Las Vegas, Nevada 89102. Our telephone number is (702) 248-4200.

Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010

On July 21, 2010, President Obama signed the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, into law. The Dodd-Frank Act will have a broad impact on the financial services industry, including significant regulatory and compliance changes such as, among other things, (1) enhanced resolution authority of troubled and failing banks and their holding companies; (2) increased capital and liquidity requirements; (3) increased regulatory examination fees; (4) changes to assessments to be paid to the FDIC for federal deposit insurance; and (5) numerous other provisions designed to improve supervision and oversight of, and strengthening safety and soundness for, the financial services sector. Additionally, the Dodd-Frank Act establishes a new framework for systemic risk oversight within the financial system to be distributed among new and existing federal regulatory agencies, including the Financial Stability Oversight Council, the Board of Governors of the Federal Reserve System, or the Federal Reserve, the Office of the Comptroller of the Currency, or the OCC, and the Federal Deposit Insurance Corporation, or the FDIC.

The following items provide a brief description of the impact of the Dodd-Frank Act on the operations and activities, both currently and prospectively, of the Company and its subsidiaries.

•	Deposit Insurance. The Dodd-Frank Act makes permanent the $250,000 deposit insurance limit for insured deposits. Amendments to the Federal Deposit Insurance Act also revise the assessment base against which an insured depository institution’s deposit insurance premiums paid to the FDIC’s Deposit Insurance Fund (or the DIF) will be calculated. Under the amendments, the assessment base will no longer be the institution’s deposit base, but rather its average consolidated total assets less its average equity. Additionally, the Dodd-Frank Act makes changes to the minimum designated reserve ratio of the DIF, increasing the minimum from 1.15 percent to 1.35 percent of the estimated amount of total insured deposits, and eliminating the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds. Several of these provisions could increase the FDIC deposit insurance premiums paid by our insured depository institution subsidiaries. The Dodd-Frank Act also provides that, effective one year after the date of enactment, depository institutions may pay interest on demand deposits.

•	Trust Preferred Securities. Under the Dodd-Frank Act, bank holding companies are prohibited from including in their regulatory Tier 1 capital hybrid debt and equity securities issued on or after May 19, 2010. Among the hybrid debt and equity securities included in this prohibition are trust preferred securities, which the Company has used in the past as a tool for raising additional Tier 1 capital and otherwise improving its regulatory capital ratios. Although the Company may continue to include our existing trust preferred securities as Tier 1 capital, the prohibition on the use of these securities as Tier 1 capital going forward may limit the Company’s ability to raise capital in the future.

•	The Consumer Financial Protection Bureau. The Dodd-Frank Act creates a new, independent Consumer Financial Protection Bureau (or Bureau) within the Federal Reserve. The Bureau is tasked with establishing and implementing rules and regulations under certain federal consumer protection laws with respect to the conduct of providers of certain consumer financial products and services. The Bureau has rulemaking authority over many of the statutes governing products and services offered to bank consumers. In addition, the Dodd-Frank Act permits states to adopt consumer protection laws and regulations that are stricter than those regulations promulgated by the Bureau and state attorneys general are permitted to enforce consumer protection rules adopted by the Bureau against certain state-chartered institutions. Although our bank subsidiaries do not currently offer many of these consumer products or services, compliance with any such new regulations would increase our cost of operations and, as a result, could limit our ability to expand into these products and services.

•	Increased Capital Standards and Enhanced Supervision. The federal banking agencies are required to establish minimum leverage and risk-based capital requirements for banks and bank holding companies. These new standards will be no lower than existing regulatory capital and leverage standards applicable to insured depository institutions and may, in fact, be higher when established by the agencies. Compliance with heightened capital standards may reduce our ability to generate or originate revenue-producing assets and thereby restrict revenue generation from banking and non-banking operations. The Dodd-Frank Act also increases regulatory oversight, supervision and examination of banks, bank holding companies and their respective subsidiaries by the appropriate regulatory agency. Compliance with new regulatory requirements and expanded examination processes could increase our cost of operations.

•	Transactions with Affiliates. The Dodd-Frank Act enhances the requirements for certain transactions with affiliates under Section 23A and 23B of the Federal Reserve Act, including an expansion of the definition of “covered transactions” and an increase in the amount of time for which collateral requirements regarding covered transactions must be maintained.

•	Transactions with Insiders. Insider transaction limitations are expanded through the strengthening on loan restrictions to insiders and the expansion of the types of transactions subject to the various limits, including derivative transactions, repurchase agreements, reverse repurchase agreements and securities lending or borrowing transactions. Restrictions are also placed on certain asset sales to and from an insider to an institution, including requirements that such sales be on market terms and, in certain circumstances, approved by the institution’s board of directors.

•	Enhanced Lending Limits. The Dodd-Frank Act strengthens the existing limits on a depository institution’s credit exposure to one borrower. Federal banking law currently limits a national bank’s ability to extend credit to one person (or group of related persons) in an amount exceeding certain thresholds. The Dodd-Frank Act expands the scope of these restrictions to include credit exposure arising from derivative transactions, repurchase agreements, and securities lending and borrowing transactions. It also eventually will prohibit state-chartered banks (such as the Company’s banking subsidiaries) from engaging in derivative transactions unless the state lending limit laws take into account credit exposure to such transactions.

•	Corporate Governance. The Dodd-Frank Act addresses many corporate governance and executive compensation matters that will affect most U.S. publicly traded companies, including us. The Dodd-Frank Act (1) grants shareholders of U.S. publicly traded companies an advisory vote on executive compensation; (2) enhances independence requirements for compensation committee members; (3) requires companies listed on national securities exchanges to adopt incentive-based compensation clawback policies for executive officers; and (4) provides the SEC with authority to adopt proxy access rules that would allow shareholders of publicly traded companies to nominate candidates for election as a director and have those nominees included in a company’s proxy materials.

Many of the requirements called for in the Dodd-Frank Act will be implemented over time and most will be subject to implementing regulations over the course of several years. While our current assessment is that the Dodd-Frank Act will not have a material effect on the Company, given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various regulatory agencies and through regulations, the full extent of the impact such requirements will have on our operations is unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the new requirements would negatively impact our results of operations and financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to our investors.

Recent Common Stock Offering

We recently priced an offering of 7,000,000 shares of common stock (or 8,050,000 shares of common stock if the underwriter exercises its over-allotment option in full) at $6.25 per share.

We estimate that the proceeds from the common stock offering will be approximately $41.28 million after deducting the underwriting discounts and commissions and estimated expenses payable by us. We intend to use the net proceeds from this offering and, if completed, the common stock offering, for general corporate purposes, including to purchase nonperforming assets from our bank subsidiaries and to make capital injections into our bank subsidiaries. See “Use of Proceeds”.

The common stock offering was effected pursuant to a separate prospectus supplement that was filed with the SEC on August 19, 2010. There is no assurance that the common stock offering will be completed. The common stock offering and this offering are not contingent upon each other.

In connection with the common stock offering, the Company directed the underwriter in that offering to allocate a significant portion of the offering (6.1 million shares) to a large institutional investor. In addition, this investor requested and the Company agreed to use its best efforts to pursue a debt offering for $50 to $75 million, with tentative terms that could include a 5-year maturity, and an interest rate in the range of 9.5% to 10.5%. The investor has expressed an interest in purchasing a significant portion of this potential offering. However, the Company is under no binding obligation to conclude a debt offering. This offering is being made in connection with the foregoing.

THE OFFERING

The following summary below describes the principal terms of the notes. Certain of the terms and conditions below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the notes, see “Description of Notes” beginning on page S-24.

Issuer	Western Alliance Bancorporation

Notes Offered	$75 million initial aggregate principal amount of 10.00% Senior Notes due 2015.

Maturity Date	September 1, 2015.

Interest	The notes will bear interest at 10.00% per year.

Interest Payment Dates	We will pay interest on the notes semi-annually on March 1 and September 1 of each year, commencing on March 1, 2011.

Ranking	The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our current and future unsecured and unsubordinated indebtedness, and senior to all of our future subordinated debt. The notes will effectively rank junior to any of our future secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will not be guaranteed by any of our subsidiaries and will therefore be effectively subordinated to all existing and future liabilities of our subsidiaries, including the deposits held by our banking subsidiaries.

Covenants	The indenture under which the notes will be issued contains covenants for your benefit. These covenants include, among others:

• maintenance of corporate existence;

• maintenance of properties; and

• limitations on liens.

Global Note; Book-Entry System	The notes will be issued only in fully registered form without interest coupons and in minimum denominations of $2,000. The notes will be evidenced by a global note deposited with the trustee for the notes, as custodian for The Depository Trust Company, or DTC. Beneficial interests in the global note will be shown on, and transfers of those beneficial interest can only be made through, records maintained by DTC and its participants. See “Description of Notes — Book-Entry System for Notes”.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including to purchase nonperforming assets from our bank subsidiaries and to make capital injections into our bank subsidiaries.

Listing	The notes will not be listed on any national securities exchange.

Risk Factors	An investment in the notes involves substantial risk. See “Risk Factors” beginning on page S-10 for a description of certain of the risks you should consider before investing in the notes.

REGULATORY CAPITAL RATIOS AND OTHER NON-GAAP FINANCIAL MEASURES

The Federal Reserve and the Federal Deposit Insurance Corporation (the “FDIC”) have risk-based capital adequacy guidelines intended to measure capital adequacy with regard to the degree of risk associated with a banking organization’s operations for transactions reported on the balance sheet as assets, as well as transactions, such as letters of credit and recourse arrangements, that are reported as off-balance-sheet items. Under these guidelines, in order to be categorized as well-capitalized, a bank must maintain minimum leverage, Tier 1 risk-based capital and total risk-based capital ratios of 5.0%, 6.0% and 10.0%, respectively.

In connection with the Supervisory Capital Assistance Program, the Federal Reserve and the FDIC began supplementing their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. While not codified, analysts and banking regulators have assessed our capital adequacy using, among other measures, the Tier 1 common equity measure. Since analysts and banking regulators may assess our capital adequacy using Tier 1 common equity, we believe that it is useful to provide investors the ability to assess the Company’s capital adequacy on this same basis.

The table below presents, as of June 30, 2010:

•	a reconciliation of our stockholders’ equity to our Tier 1 capital and Tier 1 common equity (non-GAAP); and

•	our leverage ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio.

	June 30, 2010
		(Dollars in thousands)		Ratio

Stockholders’ equity (GAAP)		$575,858
Less:
Accumulated other comprehensive income (loss)		3,258
Non-qualifying goodwill and intangibles		36,663
Other non-qualifying assets		23,736
Add:
Qualifying trust preferred securities		34,326
Tier 1 capital (regulatory)(1)	A	$546,527	A/C	11.7%
Less:
Qualifying non-controlling interests		231
Qualifying trust preferred securities		34,326
Preferred stock		129,378
Estimated Tier 1 common equity (non-GAAP)(2)	B	$382,592	B/C	8.2%
Estimated risk-weighted assets (regulatory)(2)	C	$4,656,567
Leverage ratio (regulatory)(3)		9.1
Tier 1 risk-based capital ratio (regulatory)(4)		11.7
Total risk-based capital ratio (regulatory)(5)		13.0

(1)	Under the guidelines of the Federal Reserve and the FDIC in effect as of June 30, 2010, Tier 1 capital consisted of common stock, retained earnings, non-cumulative perpetual preferred stock, trust preferred securities up to a certain limit, and minority interests in certain subsidiaries, less most other intangible assets. As reflected above, our trust preferred securities qualified as Tier 1 capital for us as of June 30, 2010, subject to certain limitations. The Dodd-Frank Act, which the President of the United States signed into law on July 21, 2010, among other things, allows us to continue to count our current trust preferred securities as Tier 1 capital, but will affect the qualification of any future trust preferred securities that we may issue as Tier 1 capital. For more information about our current trust preferred securities, see Note 10, “Junior Subordinated and Subordinated Debt” beginning on page 107 of our Annual Report on Form 10-K for the year ended

December 31, 2009, which is incorporated by reference in this prospectus supplement, and “Risk Factors — We operate in a highly regulated environment and the laws and regulations that govern our operations, corporate governance, executive compensation and accounting principles, or changes in them, or our failure to comply with them, may adversely affect us”, and “— State and federal banking agencies periodically conduct examinations of our business, including for compliance with laws and regulations, and our failure to comply with any supervisory actions to which we are or become subject as a result of such examinations may adversely affect us”.

(2)	Tier 1 common equity is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a bank’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk weighting assigned to that category. The resulting weighted values from each of the four categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity. Tier 1 common equity is also divided by the risk-weighted assets to determine the Tier 1 common equity ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements. Because Tier 1 common equity is not formally defined by GAAP or codified in the federal banking regulations, this measure is considered to be a non-GAAP financial measure and other entities may calculate it differently than our disclosed calculation. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, the Company has procedures in place to ensure that these measures are calculated using the appropriate GAAP or regulatory components and to ensure that the company’s capital performance is properly reflected for period-to-period comparisons. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

(3)	The leverage ratio is obtained by dividing the Company’s Tier 1 capital by its average total assets.

(4)	The Tier 1 risk-based capital ratio is obtained by dividing the Company’s Tier 1 capital by its total risk-adjusted assets and certain off-balance-sheet items. Tier 2 capital consists of preferred stock not qualifying as Tier 1 capital, limited amounts of subordinated debt, other qualifying term debt, a limited amount of the allowance for loan and lease losses and certain other instruments that have some characteristics of equity, subject to certain other requirements and limitations of the federal banking supervisory agencies.

(5)	The total risk-based capital ratio is obtained by dividing the sum of the Company’s Tier 1 capital and Tier 2 capital by its total risk adjusted assets and certain off-balance sheet items.

SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth summary historical consolidated financial information as of and for the years ended December 31, 2009, 2008, 2007, 2006 and 2005, and as of and for the six months ended June 30, 2010 and 2009. The 2009, 2008 and 2007 results of operations reflect the retroactive reclassification of certain activities of our Partners First credit operation to discontinued operations. The Company determined to sell its credit card segment in the first quarter of 2010. The summary historical financial information as of and for the six months ended June 30, 2010 and 2009 is unaudited. This unaudited financial information has been prepared on the same basis as our audited financial statements and includes, in the opinion of management, all adjustments necessary to fairly present the data for such period. The results of operations for the six months ended June 30, 2010 are not necessarily indicative of the results of operations to be expected for the full year or any future period. You should read this summary of selected consolidated financial information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, as amended by our Quarterly Report on Form 10-Q/A filed on August 18, 2010, which are incorporated by reference herein.

	As and For the Six
	Months Ended
	June 30,		As of and For the Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in thousands, except per share data)

Results of Operations:
Interest income	$138,734	$140,464	$276,023	$295,591	$305,822	$233,085	$134,910
Interest expense	26,560	38,933	73,734	100,683	125,933	84,297	32,568
Net interest income	112,174	101,531	202,289	194,908	179,889	148,788	102,342
Provision for credit losses	51,862	57,557	149,099	68,189	20,259	4,660	6,179
Net interest income after provision for credit losses	60,312	43,974	53,190	126,719	159,630	144,128	96,163
Non-interest income:
Net securities impairment charges recognized in earnings	(1,174)	(40,079)	(43,784)	(156,832)	(2,861)	—	—
Mark to market gains, net	6,551	3,622	3,631	9,033	2,418	—	—
Gain on sales of securities, net	14,297	10,874	16,100	138	434	(4,436)	69
Other non-interest income	15,715	13,202	7,213	29,724	22,542	17,870	12,069
Total non-interest income (loss)(1)	35,389	(12,381)	(16,840)	(117,937)	22,533	13,434	12,138
Non-interest expense(1)	94,103	141,209	221,704	288,288	131,011	96,086	64,864
Income (loss) from continuing
operations before income taxes	1,598	(109,616)	(185,354)	(279,506)	51,152	61,476	43,437
Benefit (expense) for income taxes(1)	(1,751)	(11,471)	(38,390)	(49,496)	16,674	21,587	15,372
Income (loss) from continuing operations	3,349	(98,145)	(146,964)	(230,010)	34,478	39,889	28,065
Loss from discontinued operations, net of tax benefit	(1,737)	(2,434)	(4,442)	(6,450)	(1,603)	—	—
Net income (loss)	1,612	(100,579)	(151,406)	(236,460)	32,875	39,889	28,065
Dividends and accretion on preferred stock	4,933	4,856	9,472	1,081	—	—	—
Net (loss)/income available to common shareholders	(3,321)	(105,435)	(161,148)	(237,541)	32,875	39,889	28,065
Selected Balance Sheet Data:
Cash and cash equivalents, plus money market investments	$565,686	$737,615	$450,859	$139,954	$115,629	$264,880	$174,336

	As and For the Six
	Months Ended
	June 30,		As of and For the Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in thousands, except per share data)

Investment securities — trading	40,632	95,070	58,670	119,237	240,440	—	—
Investment securities — available-for-sale	798,284	454,427	744,598	437,862	486,354	444,826	633,362
Investment securities — held to maturity	4,610	7,483	7,482	8,278	9,406	97,495	115,171
Investments in restricted stock	40,418	41,061	41,378	41,047	27,003	18,483	14,456
Loans:
Held for investment, net of deferred fees	4,129,950	4,028,867	4,079,639	4,095,711	3,633,009	3,003,222	1,793,337
Less: allowance for credit losses	(110,012)	(84,143)	(108,623)	(74,827)	(49,305)	(33,551)	(21,192)
Total Loans	4,019,938	3,944,724	3,971,016	4,020,884	3,583,704	2,969,671	1,772,145
Premises and equipment, net	118,743	136,653	125,883	140,910	143,421	99,859	58,430
Goodwill and other intangible assets	41,307	53,110	43,121	100,000	242,180	148,230	5,164
Other assets acquired through foreclosure, net	104,365	42,147	83,347	14,545	—	—	—
Other assets:	225,496	189,246	226,925	220,044	194,962	144,643	84,207
Deposits:
Non-interest-bearing demand	1,330,357	1,108,608	1,157,013	1,010,625	1,007,642	1,154,245	980,009
Interest-bearing	3,899,727	3,283,649	3,565,089	2,641,641	2,539,280	2,246,178	1,413,803
Total deposits	5,230,084	4,392,257	4,722,102	3,652,266	3,546,922	3,400,423	2,393,812
Customer repurchase agreements	87,131	300,436	223,269	321,004	275,016	170,656	78,170
Other borrowings	—	254,418	29,352	637,118	544,699	69,011	80,512
Junior subordinated debt	36,323	42,348	42,438	43,038	62,240	61,857	30,928
Subordinated debt	—	60,000	60,000	60,000	60,000	40,000	—
Other liabilities	30,083	30,440	100,393	33,838	25,591	19,078	29,626
Stockholders’ equity:
Preferred Stock	129,378	126,559	127,945	125,203	—	—	—
Common Stock	7	7	7	4	3	3	2
Surplus	688,260	680,135	684,092	484,205	377,973	287,553	167,632
Retained deficit	(245,045)	(186,011)	(241,724)	(85,824)	152,286	126,170	86,281
Accumulated other comprehensive income (loss)	3,258	(1,939)	5,405	28,491	(28,744)	(5,147)	(9,692)
Total stockholders’ equity	575,858	621,637	575,725	495,497	501,518	408,579	244,223
Total liabilities and stockholders’ equity	5,959,479	5,701,536	5,753,279	5,242,761	5,016,096	4,169,604	2,857,271

(1)	In the first quarter of 2010, we decided to sell our credit card segment, Partners First, and have presented certain activities as discontinued operations. Prior to the discontinued operations, non-interest income (loss) for the years ended 2009, 2008 and 2007 was ($15.0 million), ($117.0 million) and $22.5 million, respectively. Also, prior to the discontinued operations, non-interest expense for the years ended 2009, 2008 and 2007 was $231.2 million, $300.3 million and $133.8 million, respectively, and benefit (expense) for income taxes was ($41.6 million), ($54.2 million) and $15.5 million, respectively. For the years ended 2009, 2008 and 2007, non-interest income (loss) related to credit card fees of $1.8 million, $891,000 and $5,000, respectively, was retroactively reclassified to loss from discontinued operations net of tax benefits. In addition, non-interest expenses of $9.5 million, $12.0 million and $2.8 million for the years ended 2009, 2008 and 2007, respectively, were moved to discontinued operations net of tax benefits. The benefit (expense) for income taxes included in the loss from discontinued operations was $3.2 million, $4.7 million, and $1.2 million for the years ended 2009, 2008 and 2007, respectively. The resulting net loss from discontinued operations net of tax for the years ended 2009, 2008 and 2007 was $4.4 million, $6.5 million and $1.6 million, respectively. This reclassification had no effect on net income, earnings per share or the consolidated balance sheets.

RISK FACTORS

An investment in the notes involves certain risks. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, as amended by our Quarterly Report on Form 10-Q/A filed on August 18, 2010, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market value of the notes could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.

Risks Relating to Our Business

The Company is highly dependent on real estate and events that negatively impact the real estate market will hurt our business and earnings

The Company is located in areas in which economic growth is largely dependent on the real estate market, and a significant portion of our loan portfolio is dependent on real estate. As of June 30, 2010, real estate related loans accounted for a significant percentage of total loans. Real estate values have been declining in our markets, in some cases in a material and even dramatic fashion, which affects collateral values and has resulted in increased provisions for loan losses. We expect the weakness in these portions of our loan portfolio to continue through 2010. Accordingly, it is anticipated that our nonperforming asset and charge-off levels will remain elevated.

Further, the effects of recent mortgage market challenges, combined with the ongoing decrease in residential real estate market prices and demand, could result in further price reductions in home values, adversely affecting the value of collateral securing the residential real estate and construction loans that we hold, as well as loan originations and gains on sale of real estate and construction loans. A further decline in real estate activity would likely cause a further decline in asset and deposit growth and further negatively impact our earnings and financial condition.

The Company’s high concentration of commercial real estate, construction and land development and commercial, industrial loans expose us to increased lending risks

Commercial real estate, construction and land development and commercial and industrial loans, comprised approximately 85% of our total loan portfolio as of June 30, 2010, and expose the Company to a greater risk of loss than residential real estate and consumer loans, which comprised a smaller percentage of the total loan portfolio at June 30, 2010. Commercial real estate and land development loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to residential loans. Consequently, an adverse development with respect to one commercial loan or one credit relationship exposes us to a significantly greater risk of loss compared to an adverse development with respect to one residential mortgage loan.

Actual credit losses may exceed the losses that we expect in our loan portfolio, which could require us to raise additional capital. If we are not able to raise additional capital, our financial condition, results of operations and capital would be materially and adversely affected

Credit losses are inherent in the business of making loans. We make various assumptions and judgments about the collectability of our consolidated loan portfolio and maintain an allowance for estimated credit losses based on a number of factors, including the size of the portfolio, asset classifications, economic trends, industry experience and trends, industry and geographic concentrations, estimated collateral values, management’s assessment of the credit risk inherent in the portfolio, historical loan loss experience and loan underwriting policies. In addition, the Company evaluates all loans identified as problem loans and augments the allowance based upon our estimation of the potential loss associated with those problem loans. Additions to the allowance for credit losses recorded through our provision for credit losses decrease net income. If such assumptions and judgments are incorrect, our actual credit losses may exceed our allowance for credit losses.

At June 30, 2010, our allowance for credit losses was $110 million. In recent periods, we have added to our allowance for credit losses due to the deteriorating real estate markets in Nevada, Arizona and California. Continuing deterioration in the real estate market, and in particular the commercial real estate market, could affect the ability of our loan customers to service their debt, which could result in additional loan provisions and subsequent increases in our allowance for credit losses in the future. Moreover, because future events are uncertain and because we may not successfully identify all deteriorating loans in a timely manner, there may be loans that deteriorate in an accelerated time frame. If actual credit losses materially exceed our allowance for credit losses, we may be required to raise additional capital, which may not be available to us on acceptable terms or at all. Our inability to raise additional capital on acceptable terms when needed could materially and adversely affect our financial condition, results of operations and capital.

In addition, we may be required to increase our allowance for credit losses based on changes in economic and real estate market conditions, new information regarding existing loans, input from regulators in connection with their review of our allowance, identification of additional problem loans and other factors, both within and outside of our management’s control. Increases to our allowance for credit losses would negatively affect our financial condition and earnings.

If actual credit losses exceed our provision for credit losses, we may also be required to record a valuation allowance against our deferred tax assets

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all deferred tax assets will not be realized. This determination is based upon an evaluation of all available positive or negative evidence. As a result of losses incurred in 2008 and 2009, the Company is in a three-year cumulative pretax loss position at June 30, 2010. A cumulative loss position is considered significant negative evidence in assessing the realizability of a deferred tax asset. The Company has assessed its ability to utilize deferred tax assets, and although the Company has a 20-year carryforward period, we currently forecast sufficient taxable income to utilize the deferred tax asset within five years including under stressed conditions. In addition, management has identified tax planning strategies that would also be available to utilize deferred tax assets. The Company has concluded that there is sufficient positive evidence to overcome negative evidence, and that it is not more likely than not that deferred tax assets will not be realized. However, if future results underperform management’s forecasts, the Company may be required to record a valuation allowance against some or all of its deferred tax assets.

We could be required to revalue our deferred tax assets if stock transactions result in limitations on the deductibility of our net operating losses or loan losses

Our deferred tax assets relate primarily to net operating losses and loan loss allowances. The availability of net operating losses and loan losses to offset future taxable income would be limited if we were to undergo an “ownership change” pursuant to Section 382 of the Internal Revenue Code of 1986, as amended. Subject to any required shareholder approval, we may in the future seek to impose restrictions on the transfer of our stock to prevent stock transactions that would result in an ownership change (any such restrictions would most likely affect 5% stockholders or those persons who would seek to acquire 5% of our stock). Notwithstanding any restrictions that we may implement, there can be no assurance that they would be upheld if challenged, or that the restrictions and any remedies or cures for violations would be respected by taxing or other authorities. Further, such restrictions, if implemented, could adversely affect the marketability and market price for our stock.

The Company’s financial instruments expose it to certain market risks and may increase the volatility of reported earnings

The Company holds certain financial instruments measured at fair value. For those financial instruments measured at fair value, the Company is required to recognize the changes in the fair value of such instruments in earnings. Therefore, any increases or decreases in the fair value of these financial instruments have a corresponding impact on reported earnings. Fair value can be affected by a variety of factors, many of which are beyond our control, including our credit position, interest rate volatility, volatility in capital markets and other economic factors. Accordingly, our earnings are subject to mark-to-market risk and the application of fair value accounting may cause our earnings to be more volatile than would be suggested by our underlying performance.

If the Company lost a significant portion of its low-cost deposits, it could negatively impact our liquidity and profitability

The Company’s profitability depends in part on successfully attracting and retaining a stable base of low-cost deposits. While we generally do not believe these core deposits are sensitive to interest rate fluctuations, the competition for these deposits in our markets is strong and customers are increasingly seeking investments that are safe, including the purchase of U.S. Treasury securities and other government-guaranteed obligations, as well as the establishment of accounts at the largest, most-well capitalized banks. If the Company were to lose a significant portion of its low-cost deposits, it would negatively impact its liquidity and profitability.

From time to time, the Company has been dependent on borrowings from the FHLB and the FRB, and there can be no assurance these programs will be available as needed

While it currently has no outstanding borrowings from the FHLB of San Francisco and the FRB, the Company in the recent past has been reliant on such borrowings to satisfy its liquidity needs. The Company’s borrowing capacity is generally dependent on the value of the Company’s collateral pledged to these entities. These lenders could reduce the borrowing capacity of the Company or eliminate certain types of collateral and could otherwise modify or even terminate its loan programs. Any change or termination would have an adverse affect on the Company’s liquidity and profitability.

A decline in the Company’s stock price or expected future cash flows, or a material adverse change in our results of operations or prospects, could result in further impairment of our goodwill

Since January 1, 2008, we have written off $191.9 million in goodwill. A further significant and sustained decline in our stock price and market capitalization, a significant decline in our expected future cash flows, a significant adverse change in the business climate or slower growth rates could result in additional impairment of our goodwill. If we were to conclude that a future write-down of our goodwill is necessary, then we would record the appropriate charge, which could be materially adverse to our operating results and financial position. For further discussion, see Note 6, “Goodwill and Other Intangible Assets” in the notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference in this prospectus supplement.

Any reduction in the Company’s credit rating could increase the cost of funding from the capital markets

Moody’s Investors Service regularly evaluates its ratings of us and our long-term debt based on a number of factors, including our financial strength as well as factors not entirely within our control,

including conditions affecting the financial services industry generally. In light of the difficulties in the financial services industry and the housing and financial markets, there can be no assurance that we will not be subject to credit downgrades. Credit ratings measure a company’s ability to repay its obligations and directly affect the cost and availability to that company of unsecured financing. Downgrades could adversely affect the cost and other terms upon which we are able to obtain funding and increase our cost of capital.

The Company’s expansion strategy may not prove to be successful and our market value and profitability may suffer

The Company continually evaluates expansion through acquisitions of banks, the organization of new banks and the expansion of our existing banks through establishment of new branches. Any future acquisitions will be accompanied by the risks commonly encountered in acquisitions. These risks include, among other things: 1) difficulty of integrating the operations and personnel; 2) potential disruption of our ongoing business; and 3) inability of our management to maximize our financial and strategic position by the successful implementation of uniform product offerings and the incorporation of uniform technology into our product offerings and control systems.

The recent crisis also revealed and caused risks that are unique to acquisitions of financial institutions and banks, and that are difficult to assess, including the risk that the acquired institution has troubled, illiquid, or bad assets or an unstable base of deposits or assets under management. The Company expects that competition for suitable acquisition candidates may be significant. We may compete with other banks or financial service companies with similar acquisition strategies, many of which are larger and have greater financial and other resources. The Company cannot assure you that we will be able to successfully identify and acquire suitable acquisition targets on acceptable terms and conditions.

In addition to the acquisition of existing financial institutions, the Company may consider the organization of new banks in new market areas. We do not have any current plans to organize a new bank. Any acquisition or organization of a new bank carries with it numerous risks, including the following:

•	the inability to obtain all required regulatory approvals;

•	significant costs and anticipated operating losses during the application and organizational phases, and the first years of operation of the new bank;

•	the inability to secure the services of qualified senior management;

•	the local market may not accept the services of a new bank owned and managed by a bank holding company headquartered outside of the market area of the new bank;

•	the inability to obtain attractive locations within a new market at a reasonable cost; and

•	the additional strain on management resources and internal systems and controls.

The Company cannot provide any assurance that it will be successful in overcoming these risks or any other problems encountered in connection with acquisitions and the organization of new banks. Further, as described below, certain of the Company’s bank subsidiaries, including the Bank of Nevada, are currently subject to a memorandum of understanding, which, among other things, imposes limitations on the Company’s ability to grow its business. The Company’s inability to overcome these risks could have an adverse effect on the achievement of our business strategy and maintenance of our market value.

The Company may not be able to control costs and its business, financial condition, results of operations and prospects could suffer

Our ability to manage our business successfully will depend in part on our ability to maintain low-cost deposits and to control operating costs. If the Company is not able to efficiently manage our costs, results of operations could suffer.

The Company may not be able to implement and improve its controls and processes, or its reporting systems and procedures, which could cause it to experience compliance and operational problems or incur additional expenditures beyond current projections, any one of which could adversely affect our financial results

The Company’s future success will depend on the ability of officers and other key employees to continue to implement and improve operational, credit, financial, management and other internal risk controls and processes, and improve reporting systems and procedures, while at the same time maintaining and growing existing businesses and client relationships. We may not successfully implement such improvements in an efficient or timely manner and may discover deficiencies in existing systems and controls. Such activities would divert management from maintaining and growing our existing businesses and client relationships and could require us to incur additional expenditures to expand our administrative and operational infrastructure. If we are unable to improve our controls and processes, or our reporting systems and procedures, we may experience compliance and operational problems or incur additional expenditures beyond current projections, any one of which could adversely affect our financial results.

The Company’s future success will depend on our ability to compete effectively in a highly competitive market

The Company faces substantial competition in all phases of our operations from a variety of different competitors. Our competitors, including commercial banks, community banks, savings and loan associations, mutual savings banks, credit unions, consumer finance companies, insurance companies, securities dealers, brokers, mortgage bankers, investment advisors, money market mutual funds and other financial institutions, compete with lending and deposit-gathering services offered by us. Increased competition in our markets may result in reduced loans and deposits.

There is very strong competition for financial services in the market areas in which we conduct our businesses from many local commercial banks as well as numerous national and commercial banks and regionally based commercial banks. Many of these competing institutions have much greater financial and marketing resources than we have. Due to their size, many competitors can achieve larger economies of scale and may offer a broader range of products and services than us. If we are unable to offer competitive products and services, our business may be negatively affected.

Some of the financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on bank holding companies and federally insured depository institutions. As a result, these non-bank competitors have certain advantages over us in accessing funding and in providing various services. The banking business in our primary market areas is very competitive, and the level of competition facing us may increase further, which may limit our asset growth and financial results.

The success of the Company is dependent upon its ability to recruit and retain qualified employees especially seasoned relationship bankers

The Company’s business plan includes and is dependent upon hiring and retaining highly qualified and motivated executives and employees at every level. In particular, our relative success to date has been partly the result of our management’s ability to seek and retain highly qualified relationship bankers that have long-standing relationships in their communities. These professionals bring with them valuable customer relationships and have been an integral part of our ability to attract deposits and to expand our market areas. Our declining stock price and new government limits on employee compensation for TARP recipients could make it more difficult to recruit and retain people. From time to time, the Company recruits or utilizes the services of employees who are subject to the limitations on their ability to use confidential information of a prior employer, to freely compete with that employer, or to solicit customers of that employer. If the Company is unable to hire or retain qualified employees it may not be able to successfully execute its business strategy. If the Company is found to have violated any nonsolicitation or other restrictions applicable to it or its employees, the Company or its employee could become subject to litigation or other proceedings.

The limitations on bonuses, retention awards and incentive compensation contained in ARRA may adversely affect the Company’s ability to retain its highest performing employees

Competition for qualified personnel in the banking industry is intense and there are a limited number of persons both knowledgeable and experienced in our industry. The process of recruiting personnel with the combination of skills and attributes required to carry out the Company’s strategic initiatives is often lengthy. In addition, for so long as any equity or debt securities that were issued to the Treasury under TARP remain outstanding, ARRA restricts bonuses, retention awards and other compensation payable to an institution’s senior executive officers and certain other highly paid employees. It is possible that the Company may be unable to create a compensation structure that permits us to retain our highest performing employees or recruit additional employees, especially if we are competing against institutions that are not subject to the same restrictions. If this were to occur, our business and results of operations could be materially adversely affected.

The Company would be harmed if it lost the services of any of its senior management team or senior relationship bankers

We believe that our success to date has been substantially dependent on our senior management team, which includes Robert Sarver, our Chairman and Chief Executive Officer, Kenneth Vecchione, our President and Chief Operating Officer, Dale Gibbons, our Chief Financial Officer, Duane Froeschle, our Chief Credit Officer, Bruce Hendricks, Chief Executive Officer of Bank of Nevada, James Lundy, President and Chief Executive Officer of Alliance Bank of Arizona, Gerald Cady, Chief Executive Officer of Torrey Pines Bank, James DeVolld, President and Chief Executive Officer of First Independent Bank of Nevada, and certain of our senior relationship bankers. We also believe that our prospects for success in the future are dependent on retaining our senior management team and senior relationship bankers. In addition to their skills and experience as bankers, these persons provide us with extensive community ties upon which our competitive strategy is based. Our ability to retain these persons may be hindered by the fact that we have not entered into employment agreements with any of them. The loss of the services of any of these persons, particularly Mr. Sarver, could have an adverse effect on our business if we cannot replace them with equally qualified persons who are also familiar with our market areas. See also “The limitations on bonuses, retention awards and incentive compensation contained in ARRA may adversely affect our ability to retain our highest performing employees”.

Mr. Sarver’s involvement in outside business interests requires substantial time and attention and may adversely affect the Company’s ability to achieve its strategic plan

Mr. Sarver joined the Company in December 2002 and is an integral part of our business. He has substantial business interests that are unrelated to us, including his position as managing partner of the Phoenix Suns National Basketball Association franchise. Mr. Sarver’s other business interests demand significant time commitments, the intensity of which may vary throughout the year. Mr. Sarver’s other commitments may reduce the amount of time he has available to devote to our business. We believe that Mr. Sarver spends the substantial majority of his business time on matters related to our company. However, a significant reduction in the amount of time Mr. Sarver devotes to our business may adversely affect our ability to achieve our strategic plan.

Terrorist attacks and threats of war or actual war may impact all aspects of our operations, revenues, costs and stock price in unpredictable ways

Terrorist attacks in the United States, as well as future events occurring in response or in connection to them including, without limitation, future terrorist attacks against United States targets, rumors or threats of war, actual conflicts involving the United States or its allies or military or trade disruptions, may impact our operations. Any of these events could cause consumer confidence and savings to decrease or result in increased volatility in the United States and worldwide financial markets and economy. Any of these occurrences could have an adverse impact on the Company’s operating results, revenues and costs and may result in the volatility of the market price for our securities, including the notes, and impair their future price.

The Company is subject to a U.S. federal income tax audit in respect of the claim of certain deductions arising from the impairment of our collateralized debt obligations, which resulted in an approximately $37 million tax refund for the 2006 and 2007 taxable periods

The Company is subject to a U.S. federal income tax audit in respect of the claim of certain deductions arising from the impairment of our collateralized debt obligations, or CDOs, which resulted in an approximately $37 million tax refund for the 2006 and 2007 taxable periods. To date, the Internal Revenue Service has not asserted any proposed adjustments or assessments with respect to the audit. Although we believe that the CDO related deductions will be respected for U.S. federal income tax purposes, we cannot assure you that the Internal Revenue Service would not successfully challenge some or all of such deductions. If the Internal Revenue Service were to successfully challenge some or all of such deductions, the Company may be subject to a tax liability in the amount of the $37 million refund, or portion thereof (excluding penalties or interest). The Company has not accrued a reserve for this potential exposure.

The business may be adversely affected by internet fraud

The Company is inherently exposed to many types of operational risk, including those caused by the use of computer, internet and telecommunications systems. These risks may manifest themselves in the form of fraud by employees, by customers, other outside entities targeting us and/or our customers that use our internet banking, electronic banking or some other form of our telecommunications systems. Given the growing level of use of electronic, internet-based, and networked systems to conduct business directly or indirectly with our clients, certain fraud losses may not be avoidable regardless of the preventative and detection systems in place.

Risks Related to the Banking Industry

We operate in a highly regulated environment and the laws and regulations that govern our operations, corporate governance, executive compensation and accounting principles, or changes in them, or our failure to comply with them, may adversely affect us

The Company is subject to extensive regulation, supervision, and legislation that governs almost all aspects of our operations. See “Management’s Discussion and Analysis — Supervision and Regulation” included in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference in this prospectus supplement. Intended to protect customers, depositors and deposit insurance funds, these laws and regulations, among other matters, prescribe minimum capital requirements, impose limitations on the business activities in which we can engage, limit the dividends or distributions that our banking institutions can pay to our holding company, restrict the ability of institutions to guarantee our parent company’s debt, impose certain specific accounting requirements on us that may be more restrictive and may result in greater or earlier charges to earnings or reductions in our capital than generally accepted accounting principles, among other things. Compliance with laws and regulations can be difficult and costly, and changes to laws and regulations often impose additional compliance costs. Further, our failure to comply with these laws and regulations, even if the failure follows good faith effort or reflects a difference in interpretation, could subject the Company to additional restrictions on its business activities, fines and other penalties, any of which could adversely affect our results of operations, capital base and the price of our securities.

On July 21, 2010, President Obama signed the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, into law. The Dodd-Frank Act will have a broad impact on the financial services industry, including significant regulatory and compliance changes. Many of the requirements called for in the Dodd-Frank Act will be implemented over time and most will be subject to implementing regulations over the course of several years. Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various regulatory agencies and through regulations, the full extent of the impact such requirements will have on our operations is unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. In particular, the potential impact of the Dodd-Frank Act on our operations and activities, both currently and prospectively, include, among others:

•	a reduction in our ability to generate or originate revenue-producing assets as a result of compliance with heightened capital standards;

•	increased cost of operations due to greater regulatory oversight, supervision and examination of banks and bank holding companies, and higher deposit insurance premiums;

•	the limitation on our ability to raise capital through the use of trust preferred securities as these securities may no longer be included as Tier 1 capital going forward; and

•	the limitation on our ability to expand consumer product and service offerings due to anticipated stricter consumer protection laws and regulations.

Further, we may be required to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements under the Dodd-Frank Act. Failure to comply with the new requirements may negatively impact our results of operations and financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to our investors.

State and federal banking agencies periodically conduct examinations of our business, including for compliance with laws and regulations, and our failure to comply with any supervisory actions to which we are or become subject as a result of such examinations may adversely affect us

State and federal banking agencies periodically conduct examinations of our business, including for compliance with laws and regulations. If, as a result of an examination, the FDIC or Federal Reserve were to determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of the banks’ operations had become unsatisfactory, or that any of the banks or their management was in violation of any law or regulation, the FDIC or Federal Reserve may take a number of different remedial actions as it deems appropriate. These actions include the power to enjoin “unsafe or unsound” practices, to require affirmative actions to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in the bank’s capital, to restrict the bank’s growth, to assess civil monetary penalties against the bank’s officers or directors, to remove officers and directors and, if the FDIC concludes that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate the bank’s deposit insurance. Under Nevada, Arizona and California law, the respective state banking supervisory authority has many of the same remedial powers with respect to its state-chartered banks.

As previously disclosed in our filings with the SEC, on November 16, 2009 the FDIC issued a consent order with respect to our Torrey Pines Bank subsidiary relating to an alleged violation of the Equal Credit Opportunity Act (“ECOA”) at the bank’s PartnersFirst credit card division. Pursuant to the consent order, Torrey Pines Bank has consented to take certain actions to enhance a variety of its policies, procedures and processes regarding management and board oversight, holding company and affiliate transactions, compliance programs with training, monitoring and audit procedures, and risk management. In addition, the FDIC has placed certain of our other banking subsidiaries, including Bank of Nevada, under informal supervisory oversight in the form of memoranda of understanding, or MOU. In certain cases, including Bank of Nevada, the banks affected by the foregoing regulatory actions are required to maintain higher levels of Tier 1 capital than otherwise would be required to be considered well-capitalized under federal capital guidelines and may not issue dividends, make distributions or otherwise provide liquidity to the Company, without prior regulatory approval. In addition, certain banks are required to obtain the non-objection of bank regulators before engaging in any transaction that would materially change its balance sheet composition.

If we were unable to comply with regulatory directives in the future, or if we were unable to comply with the terms of any future supervisory requirements to which we may become subject, then we could become subject to additional supervisory actions and orders, including cease and desist orders, prompt corrective action and/or other regulatory enforcement actions. If our regulators were to take such additional supervisory actions, then we could, among other things, become subject to greater restrictions on our ability to develop any new business, as well as restrictions on our existing business, and we could be required to raise additional capital, dispose of certain assets and liabilities within a prescribed period of time, or both. Failure to implement the measures in the time frames provided, or at all, could result in additional orders or penalties from federal and state regulators, which could result in one or more of the remedial actions described above. The terms of any such supervisory action and the consequences associated with any failure to comply therewith could have a material negative effect on our business, operating flexibility and financial condition.

Changes in interest rates could adversely affect our profitability, business and prospects

Most of the Company’s assets and liabilities are monetary in nature, which subjects us to significant risks from changes in interest rates and can impact our net income and the valuation of our assets and liabilities. Increases or decreases in prevailing interest rates could have an adverse effect on our business, asset quality and prospects. The Company’s operating income and net income depend to a great extent on our net interest margin. Net interest margin is the difference between the interest yields we receive on loans, securities and other interest earning assets and the interest rates we pay on interest bearing deposits, borrowings and other liabilities. These rates are highly sensitive to many factors beyond our control, including competition, general economic conditions and monetary and fiscal policies of various governmental and regulatory authorities, including the Federal Reserve. If the rate of interest we pay on our interest bearing deposits, borrowings and other liabilities increases more than the rate of interest we receive on loans, securities and other interest earning assets, our net interest income, and therefore our earnings, would be adversely affected. The Company’s earnings also could be adversely affected if the rates on our loans and other investments fall more quickly than those on our deposits and other liabilities.

In addition, loan volumes are affected by market interest rates on loans. Rising interest rates generally are associated with a lower volume of loan originations while lower interest rates are usually associated with higher loan originations. Conversely, in rising interest rate environments, loan repayment rates will decline and in falling interest rate environments, loan repayment rates will increase. The Company cannot guarantee that it will be able to minimize interest rate risk. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations.

Interest rates also affect how much money the Company can lend. When interest rates rise, the cost of borrowing increases. Accordingly, changes in market interest rates could materially and adversely affect our net interest spread, asset quality, loan origination volume, business, financial condition, results of operations and cash flows.

The Company is exposed to risk of environmental liabilities with respect to properties to which we obtain title

Approximately 65% of the Company’s loan portfolio at June 30, 2010 was secured by real estate. In the course of our business, the Company may foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, if we are the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. These costs and claims could adversely affect our business and prospects.

Risks Relating to our Indebtedness and an Investment in the Notes

Our indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the notes

In addition to our currently outstanding indebtedness and any additional indebtedness we may incur pursuant to any offering of the notes related to this prospectus supplement, we may be able to borrow substantial additional unsecured indebtedness in the future. If new indebtedness is incurred in addition to our current debt levels, the related risks that we now face could increase.

Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the notes, including:

•	limiting our ability to satisfy our obligations with respect to the notes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•	requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	putting us at a disadvantage compared to competitors with less indebtedness.

The notes are our obligations and not obligations of our subsidiaries and will be structurally subordinated to the claims of our subsidiaries’ creditors

We are a holding company that conducts substantially all of our operations through our bank and non-bank subsidiaries. The notes are exclusively our obligations and not those of our subsidiaries, which are separate and distinct legal entities. As a result, our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to pay our obligations, whether by dividends, distributions, loans or other payments. If we do not receive sufficient cash dividends and other distributions from our subsidiaries, we may not have sufficient funds to make payments on the notes.

In addition, the notes are not guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all indebtedness and other liabilities, including trade payables, lease obligations and deposits, of each of our subsidiaries (except to the extent we may be a creditor of that subsidiary with recognized senior claims) as well as the significant deposit liabilities of each of our subsidiary banks. Structural subordination occurs because our rights to receive any assets of our subsidiaries upon their liquidation or reorganization, and thus the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors, as we are only an equityholder in our subsidiaries. Claims on our subsidiary banks by creditors other than us include deposit liabilities which were approximately $5.23 billion at June 30, 2010. Therefore, you should look only to our assets for payments of the notes and not those of our subsidiaries.

Any dividends, payments, distributions or other payments to us by our subsidiaries in the future will require the generation of future earnings by our subsidiaries and are affected by federal and state laws and regulations

The Company’s banking subsidiaries, Bank of Nevada, Alliance Bank of Arizona and the First Independent Bank of Nevada, have entered into memoranda of understanding that prohibit these subsidiaries from declaring or paying any dividends without the prior consent of the FDIC and state regulators. Our Torrey Pines Bank subsidiary is subject to similar restrictions under its consent order with the FDIC. Dividends are also restricted under state corporate and banking regulations applicable to our bank subsidiaries. Similarly, state and federal laws and regulations place certain limitations and restrictions on the ability of our subsidiary banks to extend credit or otherwise advance funds to us, regardless of any earnings or income generated by any such subsidiary bank. In addition, in response to the examination of the Company and its subsidiaries in 2009 by the Federal Reserve, our board of directors adopted resolutions that, in part, require the prior notification to the Federal Reserve before we may receive dividends or other payments from our banking subsidiaries. Accordingly, holders of the notes may have to rely solely on our assets for payments of the notes, and not those of our subsidiaries. Our assets could be insufficient to make such payments on a timely basis or at all.

Although these notes are referred to as “senior notes”, they will be effectively subordinated to any secured indebtedness that we may incur

The notes are unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur to the extent of the value of the assets securing such indebtedness, such as our borrowings from the FHLB and the San Francisco FRB. In the event of a bankruptcy or similar proceeding involving us, any of our assets which serve as collateral for any secured indebtedness that we may incur will be available to satisfy the obligations under such secured indebtedness before any payments are made on the notes or our other unsecured indebtedness. Holders of the notes will participate ratably with all holders of our unsecured indebtedness, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we may not have sufficient assets to pay amounts due on the notes. As a result, if holders of the notes receive any payments, they may receive less, ratably, than holders of any secured indebtedness that we may incur.

The notes are not insured or guaranteed by the FDIC

The notes are not savings accounts, deposits or other obligations of us or any of our bank or non-bank subsidiaries and are not insured by the FDIC, the Federal Reserve or any other governmental agency or instrumentality.

An active trading market may not develop for the notes

Prior to this offering, there will be no existing trading market for the notes. Although the underwriter has informed us that it currently intends to make a market in the notes after we complete the offering, it has no obligation to do so and may discontinue making a market at any time without notice. Furthermore, we do not intend to apply for listing of the notes on any securities exchange or for quotation on any quotation system. The liquidity of any market for the notes will depend on a number of factors, including but not limited to:

•	the number of holders of the notes;

•	our performance;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

We cannot assure you that an active market for the notes will develop or will continue, if developed.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $72.6 million, after deducting the underwriting discounts and commissions and estimated expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including to purchase nonperforming assets from our bank subsidiaries and to make capital injections into our bank subsidiaries. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in highly liquid, interest-bearing, investment grade securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our consolidated capitalization as of June 30, 2010 on an actual basis and on an as adjusted basis to give effect to the issuance of the notes offered hereby. The following table does not give effect to the common stock offering described elsewhere herein.

	As of June 30, 2010
		As
	Actual	Adjusted
	(Dollars in thousands, except per share data)

Cash and cash equivalents	$560,623	$633,217

Debt and borrowings
Junior subordinated debt(1)	$36,323	$36,323
Other borrowings	—	—
Notes offered hereby	—	75,000

Total debt and borrowings	$36,323	$111,323
Stockholders’ equity
Preferred stock, par value $.0001; 20,000,000 shares authorized; 140,000 shares of Fixed Rate Cumulative Perpetual
Preferred Stock, Series A issued; liquidation preference of $1,000 per share	$129,378	$129,378
Common stock, par value $.0001; 200,000,000 shares authorized; 73,344,405 shares issued and outstanding	7	7
Surplus	688,260	688,260
Retained earnings (deficit)	(245,045)	(245,045)
Accumulated other comprehensive income (loss)	3,258	3,258

Total stockholders’ equity	575,858	575,858

Total capitalization	$612,181	$687,181

(1)	The junior subordinated debt reflects funds raised from the issuance of Cumulative Trust Preferred Securities through our six statutory business trusts. The junior subordinated debt has maturity dates ranging from 2033 to 2037, and had a weighted average interest rate of 4.42% as of June 30, 2010. In the event of certain changes or amendments to regulatory requirements or Federal tax rules, the junior subordinated debt is redeemable in whole. The obligations under these instruments are fully and unconditionally guaranteed by us and rank subordinate and junior in right of payment to all of our other liabilities. The trust preferred securities qualified as Tier 1 capital for us as of June 30, 2010, subject to certain limitations, with the excess being included in total capital for regulatory purposes. The Dodd-Frank Act, which was signed into law by the President of the United States on July 21, 2010, among other things, allows us to continue to include our current trust preferred securities as Tier 1 capital but would affect the qualification of any future trust preferred securities that we may issue as Tier 1 capital. For more information regarding our current trust preferred securities, see Note 10, “Junior Subordinated and Subordinated Debt” beginning on page 107 of our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference in this prospectus supplement, and “Risk Factors — We operate in a highly regulated environment and the laws and regulations that govern our operations, corporate governance, executive compensation and accounting principles or changes in them, our failure to comply with them, may adversely affect us” and “— state and federal banking agencies periodically conduct examinations of our business, including for compliance with laws and regulations and our failure to comply with any supervisory actions to which we are or become subject as a result of such examinations may adversely affect us”.

DESCRIPTION OF NOTES

The following description is a summary of the material provisions of the notes and the indenture under which the notes are to be issued. This description of the notes supplements and, to the extent it is inconsistent, replaces, the description of the general provisions of the notes and the indenture in the accompanying prospectus. You must look to the indenture and the notes for the most complete description of what we describe in summary form in this prospectus supplement and the accompanying prospectus. We urge you to read the indenture and the notes because each of the indenture and the notes, and not the description of the indenture and the notes in this prospectus supplement, defines your rights as holders of the notes. Copies of the indenture are available as indicated under “Where You Can Find More Information” in this prospectus supplement.

In this description of notes, “Western Alliance”, “we”, “us”, “our”, the “Company” and similar words refer only to Western Alliance Bancorporation and not to any of its subsidiaries.

General

The notes will be issued as a series of debt securities under an indenture to be entered into between us and Wells Fargo Bank, N.A., as trustee (the “trustee”). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.

The notes will be represented by one or more registered notes in global form. See “— Book-Entry Issuance”.

Principal, Maturity and Interest

The notes will be unsecured debt securities under the indenture and will be initially limited to an aggregate principal amount of $75,000,000. The notes will mature on September 1, 2015. The notes will not be subject to redemption prior to maturity. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 thereof.

The notes will accrue interest at the rate of 10.00% per year and will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on March 1, 2011 and will be payable to the holders of record on the February 15 and August 15 immediately preceding the related interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date or maturity date falls on a day that is not a business day, the required payment of principal or interest will be made on the next business day as if made on the date that payment was due, and no interest will accrue on that payment for the period from and after the interest payment date or maturity date, as the case may be, to the date of the payment on the next business day.

Additional Issuances

We may from time to time, without the consent of existing holders, create and issue additional notes of the same series having the same terms and conditions as the notes offered hereby in all respects, except for the issue date, the issue price and, if applicable, the first payment of interest on the additional notes. Additional notes issued in this manner will be consolidated with and will form a single series with the notes offered hereby.

Ranking

The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our current and future unsecured and unsubordinated indebtedness, and senior to all of our future subordinated debt. The notes will effectively rank junior to any of our current and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will not be guaranteed by any of our subsidiaries and will therefore be effectively subordinated to all existing and future liabilities of our subsidiaries, including the deposits held by our banking subsidiaries.

Merger, Consolidation or Sale of Assets

We will not be permitted to consolidate with or merge into any other entity, or sell, lease, transfer or convey all or substantially all of our properties and assets, either in one transaction or a series of transactions, to any other entity and no other entity will consolidate with or merge into us, or sell, lease, transfer or convey all or substantially all of its properties and assets to us unless:

(1) either:

•	we are the continuing entity, or

•	the successor entity, if other than us, formed by or resulting from any consolidation or merger, or which has received the transfer of our assets, expressly assumes payment of the principal of, and premium, if any, and interest on all of the outstanding debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture, and

(2) immediately after giving effect to the transaction and treating any indebtedness that becomes our obligation or the obligation of any of our subsidiaries as a result of that transaction as having been incurred by us or our subsidiary at the time of the transaction, no event of default under the indenture or supplemental indentures, and no event which, after notice or the lapse of time, or both, would become an event of default, will have occurred and be continuing;

provided, that the conditions described in (1) and (2) above will not apply to the direct or indirect transfer of the stock, assets or liabilities of any of our subsidiaries to another of our direct or indirect subsidiaries.

Covenants

Corporate Existence

Except as permitted under “— Merger, Consolidation or Sale of Assets” above, we will do or cause to be done all things necessary to preserve and keep our and our significant subsidiaries’ legal existence, rights (charter and statutory), licenses and franchises in full force and effect; provided, that we will not be required to preserve the existence (corporate or other) of any significant subsidiary or any right, license or franchise if our board of directors determines that the preservation thereof is no longer desirable in the conduct of our and our significant subsidiaries’ business as a whole and that the loss thereof is not disadvantageous in any material respect to the holders of the notes.

Maintenance of Properties

We will, and will cause each significant subsidiary to, cause all of our properties used or useful in the conduct of our business or the business of any of our significant subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and we will cause to be made all necessary repairs, renewals, replacements, betterments and improvements for those properties, all as in our judgment may be necessary so that the business carried on in connection with those properties may be properly and advantageously conducted at all times; provided, however, that we and our significant subsidiaries will not be prevented from discontinuing the operation and maintenance of any such properties if such discontinuance is, in the judgment of our board of directors or the board of directors of such significant subsidiary, as the case may be, desirable in the conduct of our business or such significant subsidiary’s business.

Provision of Financial Information

Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will cause to be filed with the SEC the annual reports, quarterly reports and other documents which we would be required to file pursuant to Section 13 or 15(d) of the Exchange Act on or prior to the respective dates by which we are or would be required to file such documents if we were so subject. We will also:

•	file with the trustee copies of the annual reports, quarterly reports and other documents that we are or would be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act within 15 days of the date by which such documents are required to be filed by us with the SEC; and

•	if filing such documents with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of those documents to any holder of notes.

Limitation on Liens

As long as any of the notes are outstanding, we will not, and will not permit any subsidiary to, pledge, mortgage or hypothecate or permit to exist any pledge, mortgage or hypothecation or other lien upon any voting shares of any principal subsidiary bank to secure any indebtedness for borrowed money without making effective provisions whereby the notes then outstanding shall be equally and ratably secured with any and all such indebtedness.

The indenture defines a “principal subsidiary bank” as any of our subsidiary banks, the consolidated assets of which constitute at least 40% or more of our consolidated assets, or any other subsidiary bank designated as a principal subsidiary bank pursuant to a board resolution and set forth in an officers’ certificate delivered to the trustee. As of the date of this prospectus supplement, only Bank of Nevada constituted a principal subsidiary bank. The indenture defines voting shares as outstanding shares of capital stock of any class having voting power under ordinary circumstances to elect at least a majority of the board of directors.

Notwithstanding the foregoing, this covenant does not prohibit the mortgage, pledge or hypothecation of, or the establishment of a lien:

•	to secure our indebtedness or the indebtedness of a subsidiary as part of the purchase price of such voting shares, or incurred prior to, at the time of or within 120 days after acquisition thereof for the purpose of financing all or any part of the purchase price thereof;

•	by the acquisition by us or any subsidiary of any voting shares subject to mortgages, pledges, hypothecations or other liens existing thereon at the time of the acquisition (whether or not the obligations secured thereby are assumed by us or such subsidiary);

•	by the assumption by us or any subsidiary of obligations secured by mortgages on, pledge or hypothecations of, or other liens on, any such voting shares, existing at the time of the acquisition by us or such subsidiary of such voting shares;

•	by the extension, renewal or refunding (or successive extensions, renewals or refundings), in whole or in part, of any mortgage, pledge, hypothecation or other lien referred to in the foregoing three bullets; provided, however, that the principal amount of any and all other obligations and indebtedness secured thereby shall not exceed the principal amount not secured at the time of each extension, renewal or refunding, and that such extension, renewal or refunding shall be limited to all or a part of the voting shares that were subject to the mortgage, pledge, hypothecation or other lien so extended, renewed or refunded;

•	by liens to secure loans or other extensions of credit by a subsidiary bank subject to Section 23A of the Federal Reserve Act or any successor or similar federal law or regulations promulgated thereunder;

•	liens for taxes, assessments or other governmental charges or levies which are not yet due or are payable without penalty or of which the amount, applicability or validity is being contested by us or a subsidiary in good faith by appropriate proceedings and we or such subsidiary has set aside on the books adequate reserves with respect thereto (segregated to the extent required by generally accepted accounting principles); or

•	the lien of any judgment, if such judgment shall not have remained undischarged, or unstayed on appeal or otherwise, for more than 60 days.

Events of Default, Waiver and Notice

Events of Default

The events of default with respect to the notes, include the following events:

•	failure to pay any installment of interest payable on the notes for 30 days;

•	failure to pay principal of the notes when due, whether at maturity, by declaration or acceleration of maturity or otherwise;

•	default in the performance or breach of any of our other covenants or warranties contained in the indenture, other than a covenant or warranty added to the indenture solely for the benefit of any other series of debt securities issued under the indenture, continued for 90 days after written notice as provided in the indenture; and

•	specific events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us or any significant subsidiary or either of our property.

If an event of default under the indenture with respect to the notes occurs and is continuing, then in every case other than an event of default described in the fourth bullet above, in which case acceleration will be automatic, the trustee or the holders of not less than 25% of the principal amount of the outstanding notes will have the right to declare the principal amount of the notes outstanding to be due and payable immediately by written notice to us, and to the trustee if given by the holders. At any time after a declaration of acceleration has been made with respect to the notes, but before a judgment or decree for payment of the money due has been obtained by the trustee, however, the holders of not less than a majority in principal amount of the outstanding notes may annul the declaration of acceleration and waive any default in respect of the notes if:

•	we have deposited with the trustee all required payments due otherwise than by acceleration of the principal of, and premium, if any, and interest on the notes, plus specified fees, expenses, disbursements and advances of the trustee, and

•	all events of default, other than the non-payment of the accelerated principal with respect to the notes outstanding under the indenture have been cured or waived as provided in the indenture.

Waiver

The indenture also will provide that the holders of not less than a majority in principal amount of the outstanding notes may waive any past default with respect to the notes and its consequences, except a default:

•	in the payment of the principal of or interest on the notes, or

•	in respect of a covenant or provision contained in the indenture that, by the terms of the indenture, cannot be modified or amended without the consent of each affected holder of an outstanding note.

Notice

The trustee will be required to give notice to the holders of the notes within 90 days of a default under the indenture unless the default has been cured or waived; but the trustee may withhold notice of any default, except a default in the payment of the principal of, or premium, if any, or interest on the notes, if specified responsible officers of the trustee consider the withholding to be in the interest of the holders.

The holders of the notes may not institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy under the indenture, except in the case of failure of the trustee, for 60 days, to act after the trustee has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding notes, as well as an offer of indemnity reasonably satisfactory to the trustee, and provided that no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority of the outstanding notes. However, any holder of notes is not prohibited from instituting suit for the enforcement of payment of the principal of and interest on the notes at their respective due dates.

The trustee will not be under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of the notes outstanding under the indenture, unless the holders offer to the trustee security or indemnity reasonably satisfactory to it. Subject to such provisions for the indemnification of the trustee, the holders of not less than a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. A trustee may refuse, however, to follow any direction that is in conflict with any law or the indenture that may involve the trustee in personal liability or may be unduly prejudicial to the holders of the notes not joining in the direction.

Within 180 days after the end of each fiscal year, we will be required to deliver to the trustee a certificate, signed by one of several specified officers, stating whether or not that officer has knowledge of any default under the indenture and, if so, specifying each default and the nature and status of the default.

Modification of the Indenture

With the consent of the holders of not less than a majority in principal amount of all outstanding notes, we may enter into supplemental indentures with the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of the notes. However, no modification or amendment may, without the consent of each holder of notes:

•	extend the stated maturity of the principal of, or any installment of interest on, the notes,

•	reduce the principal amount of, or the rate or amount of interest on, or change the manner of calculating the rate, the notes, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of its maturity or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of the notes,

•	extend the time of payment of interest on the notes,

•	change the place of payment, or the coin or currency for payment, of principal, including any amount in respect of original issue discount or interest on the notes,

•	impair the right to institute suit for the enforcement of any payment on or with respect to the notes,

•	reduce the percentage of outstanding notes necessary to modify or amend the indenture, to waive compliance with specific provisions of or certain defaults and consequences under the indenture, or to reduce the quorum or voting requirements set forth in the indenture, or

•	modify any of the provisions relating to the waiver of specific past defaults or specific covenants, except to increase the required percentage to effect that action or to provide that specific other provisions may not be modified or waived without the consent of the holders of notes.

The holders of not less than a majority in principal amount of the outstanding notes will have the right to waive compliance by us with specific covenants in the indenture.

We and the trustee may modify and amend the indenture without the consent of any holder of notes for any of the following purposes:

•	to evidence the succession of another person to us as obligor under the indenture or to evidence the addition or release of any guarantor in accordance with the indenture or any supplemental indenture;

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us in the indenture;

•	to add events of default for the benefit of the holders of the notes;

•	to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize specific terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that the action will not adversely affect the interests of the holders of the notes in any material respect;

•	to change or eliminate any provisions of the indenture, if the change or elimination becomes effective only when there are no debt securities outstanding of any series created prior to the change or elimination that are entitled to the benefit of the changed or eliminated provision;

•	to secure or provide for the guarantee of the notes;

•	to establish the form or terms of debt securities of any series and any related coupons;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to cure any ambiguity or correct any inconsistency in the indenture provided that the cure or correction does not adversely affect the holders of the notes;

•	to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of the notes, provided that the supplement does not adversely affect the interests of the holders of the notes in any material respect;

•	to make provisions with respect to the conversion or exchange terms and conditions applicable to the debt securities of any series;

•	to add to, delete from or revise the conditions, limitations or restrictions on issue, authentication and delivery of debt securities;

•	to conform any provision in the indenture to the requirements of the Trust Indenture Act; or

•	to make any change that does not adversely affect the legal rights under the indenture of any holder of notes.

In determining whether the holders of the requisite principal amount of outstanding notes have given any request, demand, authorization, direction, notice, consent or waiver under the indenture or whether a quorum is present at a meeting of holders of the notes:

•	the principal amount of an original issue discount security that is deemed to be outstanding will be the amount of the principal of that original issue discount security that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity of that original issue discount security; and

•	notes owned by us or any of our affiliates are to be disregarded.

Discharge, Defeasance and Covenant Defeasance

Discharge

We can discharge specific obligations to holders of the notes (1) that have not already been delivered to the trustee for cancellation and (2) that either have become due and payable or will, within one year, become due and payable, by irrevocably depositing with the trustee, in trust, money or funds certified to be sufficient to pay when due, whether at maturity or otherwise, the principal of, and interest on the notes.

Defeasance and Covenant Defeasance

We may elect either:

•	defeasance, which means we elect to defease and be discharged from any and all obligations with respect to the notes, except for the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the notes and to hold moneys for payment in trust; or

•	covenant defeasance, which means we elect to be released from our obligations with respect to the notes under specified sections of the indenture relating to covenants, and any omission to comply with its obligations will not constitute an event of default with respect to the notes;

in either case upon the irrevocable deposit by us with the trustee, in trust, of an amount, in currency or currencies or government obligations, or both, sufficient without reinvestment to make scheduled payments of the principal of and interest on the notes, when due, whether at maturity or otherwise.

A trust will only be permitted to be established if, among other things:

•	we have delivered to the trustee an opinion of counsel, as specified in the indenture, to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture;

•	no event of default or any event which after notice or lapse of time or both would be an event of default has occurred;

•	the defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound; and

•	we will have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance or covenant defeasance have been complied with.

In general, if we elect covenant defeasance with respect to the notes and payments on the notes are declared due and payable because of the occurrence of an event of default, the amount of money and/or government obligations on deposit with the applicable trustee would be sufficient to pay amounts due on the notes at the time of their stated maturity, but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from the event of default. In that case, we would remain liable to make payment of the amounts due on the notes at the time of acceleration.

No Sinking Fund

The notes will not be subject to any sinking fund.

Book-Entry System for Notes

The Depository Trust Company, or DTC, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global notes, representing the total aggregate principal amount of the notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the notes so long as the notes are represented by global notes.

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants (the “DTC Participants”) deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

As long as the depositary or its nominee is the registered owner of the global notes, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global notes and all notes represented by these global notes for all purposes under the notes and the senior indenture governing the notes. Except in the limited circumstances referred to above, owners of beneficial interests in global notes:

•	will not be entitled to have the notes represented by these global notes registered in their names, and

•	will not be considered to be owners or holders of the global notes or any notes represented by these global notes for any purpose under the notes or the senior indenture.

All payments on the notes represented by the global notes and all transfers and deliveries of related notes will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global notes will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global notes may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global notes, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Concerning the Trustee

Wells Fargo Bank, N.A. is the trustee under the indenture governing the notes offered hereby. The trustee may resign or be removed and a successor trustee may be appointed to act with respect to the notes.

Governing Law

The notes and the indenture will be governed by, and construed in accordance with, the internal laws of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, regulations issued under the Code, judicial authority and administrative rulings and practice, all as of the date hereof and all of which are subject to differing interpretations or change. Any such change may be applied retroactively and may adversely affect the U.S. federal tax consequences described in this prospectus supplement. This summary addresses only tax consequences to investors that purchase the notes at initial issuance for the “issue price”, which will equal the first price to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money, and own the notes as “capital assets” within the meaning of the Code and not as part of a “straddle” or a “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment.

This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as insurance companies, banks, financial institutions, tax-exempt organizations, retirement plans, regulated investment companies, holders subject to the alternative minimum tax, partnerships or other pass-through entities (or investors in such entities), securities dealers, expatriates or United States persons whose functional currency for tax purposes is not the U.S. dollar). We have not and do not intend to seek a ruling from the Internal Revenue Service, or the “IRS”, with respect to any matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below.

If any entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding notes should consult its tax advisers with respect to the tax treatment of holding notes through the partnership.

In certain circumstances, the notes provide for the payment of amounts in excess of stated interest or principal. Our obligation to pay such excess amounts may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments”. However, the possibility of such excess amounts being paid should not cause the notes to be treated as contingent payment debt instruments if, as of the issue date, such contingency is “remote”, “incidental”, or, in certain circumstances, if it is significantly more likely than not that such contingency will not occur. Although the matter is not free from doubt, we intend to take the position that these contingencies should not cause the notes to be treated as contingent payment debt instruments. This determination will be binding on a holder unless it explicitly discloses its contrary position to the IRS in the manner required by applicable Treasury regulations. If the IRS successfully challenged this determination, it could adversely affect the amount, timing and character of the income that a holder must recognize (including, for example, by treating gain recognized by holders upon a disposition of a note as ordinary income and requiring a holder to accrue interest income at a rate higher than the stated interest on the notes). The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application of the contingent payment debt regulations to the notes and the consequences thereof.

Persons considering the purchase of the notes should consult their tax advisers concerning the application of the U.S. federal income, estate and gift tax laws to their particular situations as well as any tax consequences of the purchase, ownership and disposition of the notes arising under the laws of any state, local, foreign or other taxing jurisdiction.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of a note that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State or political subdivision thereof or therein (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or that was a domestic trust for U.S. federal income tax purposes on August 19, 1996, and has elected to continue to be treated as a domestic trust.

Original Issue Discount

We believe that the notes will be issued with original issue discount, or “OID”, because the “issue price” of the notes is expected to be less than the “stated principal amount” of the notes by more than a de minimis amount. A note is considered to have been issued with a de minimis amount of OID only if the amount of OID is less than the product of 1/4 of 1 percent of the “stated redemption price at maturity” and the number of complete years from the issue date to maturity.

A U.S. Holder will generally include OID in gross income as the OID accrues over the term of the notes, without regard to the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes and in advance of the receipt of cash payments attributable to that income. The amount of OID that a U.S. Holder must include in income will generally equal the sum of the “daily portions” of OID with respect to the note for each day during the taxable year or portion of the taxable year in which such note (“accrued OID”) was held. The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the excess, if any, of (i) the product of the note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (ii) the aggregate of all qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price of the note at the beginning of the final accrual period. The “adjusted issue price” at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any prior payments made on such note (other than payments of stated interest). The “yield to maturity” of a note is the discount rate that, when used in computing the present value of all interest and principal payments to be made under the note (including payments of “qualified stated interest”), produces an amount equal to the issue price of the note. The yield to maturity is constant over the term of the note.

Treatment of Stated Interest

Stated interest on the notes will be taxable to a U.S. Holder as ordinary income as the interest accrues or is paid in accordance with the U.S. Holder’s method of tax accounting. A U.S. Holder may elect to treat all interest on a note as OID and calculate the amount includible in gross income under the constant-yield method described above, as if none of the stated interest payments are qualified stated interest. This election has to be made during the taxable year in which the note is acquired, and may not be revoked without the consent of the IRS. U.S. Holders should consult their own tax advisors about this election.

Treatment of Dispositions of Notes

Upon the sale, exchange, retirement, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts attributable to accrued and unpaid interest, which will be treated as ordinary interest income if not previously included in income) and the U.S. Holder’s tax basis in the note. A U.S. Holder’s tax basis in a note will be, in general, the cost of the note to the U.S. Holder, increased by any previously accrued OID and decreased by the amount of any payments other than qualified stated interest. Gain or loss realized on the sale, exchange, retirement or redemption of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange, retirement or redemption the note has been held for more than one year. For non-corporate U.S. Holders, certain preferential tax rates may apply to gain recognized as long-term capital gain. A U.S. Holder’s ability to deduct capital losses is subject to limitations.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

For purposes of the following discussion, any interest income and any gain realized on the sale, exchange, retirement, redemption or other disposition of the notes will be considered “U.S. trade or business income” if such interest income or gain is effectively connected with the conduct of a trade or business in the United States.

Treatment of Interest

A Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of interest income (including OID) on the notes if each of the following requirements is satisfied:

•	the interest is not U.S. trade or business income;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

•	the Non-U.S. Holder is not a “controlled foreign corporation” that is actually or constructively related to us; and

•	the Non-U.S. Holder provides to us or our paying agent an appropriate statement on a properly executed IRS Form W-8BEN (or substitute form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person. If a note is held through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, this requirement is satisfied if (i) the Non-U.S. Holder provides such a form to the organization or institution and (ii) the organization or institution, under penalties of perjury, certifies to us that it has received such a form from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy.

To the extent these conditions are not met, a 30% withholding tax will apply to interest (including OID) paid on the notes that is not effectively connected income, unless an applicable income tax treaty reduces or eliminates such tax (and the Non-U.S. Holder provides us or our paying agent a properly executed IRS Form W-8BEN (or substitute form)).

If interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, the Non-U.S. Holder will generally be exempt from withholding tax, although to avoid withholding the Non-U.S. Holder must provide an appropriate statement to that effect on an applicable IRS Form W-8 (or substitute form). A Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all effectively connected interest income from the notes in the same manner as a U.S. Holder, as described above (unless an applicable income tax treaty provides otherwise). A Non-U.S. Holder that is a corporation could be subject to a branch profits tax at a 30% rate (or lower applicable treaty rate) on such holder’s effectively connected earnings and profits attributable to such income.

Treatment of Dispositions of Notes

Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange, retirement, redemption or other disposition of a note unless:

•	such holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement, redemption or other disposition and certain other conditions are met, in which case such holder will be subject to a 30% U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by certain U.S. source capital losses, or

•	the gain is U.S. trade or business income, in which case such holder generally will be subject to U.S. federal income tax in the same manner as U.S. Holders, as described above (unless an applicable income tax treaty provides otherwise). Additionally, in such event, Non-U.S. Holders that are corporations could be subject to a 30% (or lower applicable treaty rate) branch profits tax on such holder’s effectively connected earnings and profits attributable to such gain.

Information Reporting Requirements and Backup Withholding

When required, we will report to the holders of the notes and the IRS amounts of interest paid and OID paid on or with respect to the notes and the amount of any tax withheld from such payments. Copies of the information returns reporting such interest and withholding may be made available to the tax authorities in foreign countries under the provisions of an income tax treaty or agreement.

Certain non-corporate U.S. Holders may be subject to backup withholding (currently at a rate of 28%) if the U.S. Holder:

•	fails to furnish its Taxpayer Identification Number, or TIN, in the required manner;

•	furnishes an incorrect TIN;

•	is subject to backup withholding because it has failed to properly report payments of interest and dividends; or

•	fails to establish an exemption from backup withholding.

Payments of interest to a Non-U.S. Holder will not be subject to backup withholding and related information reporting if the Non-U.S. Holder certifies its non-U.S. status under penalties of perjury (for instance, on an IRS Form W-8 BEN) or satisfies the requirements of an otherwise established exemption.

The payment of the proceeds from a disposition (including a retirement or redemption) of notes by a Non-U.S. Holder to or through the U.S. office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies its non-U.S. status under penalties of perjury or satisfies the requirements of an otherwise established exemption.

If the proceeds from a disposition (including a retirement or redemption) of notes are paid to or through a foreign office of a broker that is not a United States person or a “U.S. related person”, as defined below, they will not be subject to backup withholding or information reporting. If the proceeds are paid to or through a foreign office of a broker that is either a United States person or a “U.S. related person”, for U.S. federal income tax purposes, they generally will be subject to information reporting. However, no such reporting is required if the holder certifies as to its non-U.S. status under penalties of perjury or the broker has certain documentary evidence in its files as to the holder’s non-U.S. status. Backup withholding will not apply to payments made through the foreign offices of a United States person or U.S. related person.

Backup withholding is not an additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS.

The federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Persons considering the purchase of the notes should consult their tax advisers concerning the application of the U.S. federal income, estate and gift tax laws to their particular situations as well as any tax consequences of the purchase, ownership and disposition of the notes arising under the laws of any state, local, foreign or other taxing jurisdiction.

UNDERWRITING

Keefe, Bruyette & Woods, Inc. and Goldman, Sachs & Co. are the representatives of the underwriters. The underwriters named below, through the representatives, have agreed, subject to the terms and conditions of the underwriting agreement dated August 20, 2010, to purchase from us, and we have agreed to sell to them, the following respective principal amounts of the notes:

Underwriters	Principal Amount of Notes

Keefe, Bruyette & Woods, Inc.	$63,000,000
Goldman, Sachs & Co.	12,000,000

Total	$75,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the notes may be terminated.

Some of our officers and directors will purchase in the aggregate $2,300,000 principal amount of notes in the offering at the initial public offering price.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.825% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.40% of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to each underwriter’s right to reject any order in whole or in part.

The notes are a new issue of securities with no established trading market. The company has been advised that one or more of the underwriters intends to make a market in the notes but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than it is required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities, as well as other purchases by each of the underwriters for its own account, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $250,000.

The company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We have agreed for a period from the date of this prospectus supplement through and including the date that is 90 days after the date of this prospectus supplement, without the prior written consent of the representatives, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any securities that are substantially similar to the notes.

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus

Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each of the underwriters has severally represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA would not, if the Company was not an authorised person, apply to the Company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each of the underwriters has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

The validity of the notes offered by this prospectus supplement will be passed upon for us by Jones Vargas, Las Vegas, Nevada and certain matters with respect to the notes and this offering will be passed upon for us by DLA Piper LLP (US), Phoenix, Arizona. Certain legal matters with respect to this offering will be passed upon for the underwriter by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2009, have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS
WESTERN ALLIANCE BANCORPORATION

Debt Securities, Common Stock, Preferred Stock, Depositary Shares,
Purchase Contracts, Units and Warrants

By this prospectus, we may offer from time to time:

•	debt securities;

•	common stock;

•	preferred stock;

•	depositary shares;

•	purchase contracts;

•	units; and

•	warrants exercisable for debt securities, common stock or preferred stock.

When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities, including the price of the securities. You should read this prospectus and any prospectus supplement carefully before you decide to invest. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that further describes the securities being delivered to you.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “WAL.” We have not yet determined whether any of the securities that may be offered by this prospectus will be listed on any exchange, or included in any inter-dealer quotation system or over-the-counter market. If we decide to seek the listing or inclusion of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on or in which the securities will be listed or included.

Investing in our securities involves risks. We may include specific risk factors in an applicable prospectus supplement under the heading “Risk Factors.”

The offered securities are not deposits or obligations of a bank or savings associations and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 4, 2009.

i

ABOUT THIS PROSPECTUS

You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

References in this prospectus to “Western Alliance,” “we,” “us” and “our” are to Western Alliance Bancorporation. In this prospectus, we sometimes refer to the debt securities, common stock, preferred stock, depository shares, purchase contracts, units, warrants and trust preferred securities collectively as “offered securities.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Because our common stock trades on the New York Stock Exchange under the symbol “WAL,” those materials can also be inspected and copied at the offices of that organization. Here are ways you can review and obtain copies of this information:

What is Available	Where to Get it

Paper copies of information	SEC’s Public Reference Room 100 F Street, N.E. Washington, D.C. 20549
The New York Stock Exchange 20 Broad Street New York, New York 10005
On-line information, free of charge	SEC’s Internet website at www.sec.gov
Information about the SEC’s Public Reference Room	Call the SEC at 1-800-SEC-0330

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), relating to the securities covered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that form a part of the registration statement for a copy of the contract or other document. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

Western Alliance Bancorporation
2700 W. Sahara Avenue
Las Vegas, Nevada 89102
(702) 248-4200
Attn: Dale Gibbons, Executive Vice President and Chief Financial Officer
Internet Website: www.westernalliancebancorp.com

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT
CONSTITUTE A PART OF THIS PROSPECTUS.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included in or incorporated by reference into this document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about us:

•	our Annual Report on Form 10-K for the year ended December 31, 2008 filed March 16, 2009 (including information incorporated by reference in the Form 10-K from our definitive proxy statement for the 2009 annual meeting of stockholders, which was filed on March 17, 2009);

•	our Current Report on Form 8-K filed with the SEC on February 5, 2009; and

•	the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on June 27, 2005, including any amendment or report filed for the purpose of updating such description.

All filings that we may file pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to effectiveness of this registration statement shall be deemed to be incorporated in this registration statement and to be a part hereof from the date of filing of such documents or reports. In addition, we incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC. These documents are available to you without charge. See “Where You Can Find More Information.”

For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information included or incorporated by reference in them includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including:

•	changes in general business, industry or economic conditions or competition;

•	changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principals or otherwise;

•	adverse changes or conditions in capital and financial markets;

•	changes in interest rates;

•	higher than expected costs or other difficulties related to integration of combined or merged businesses;

•	the inability to realize expected cost savings or achieve other anticipated benefits in connection with business combinations and other acquisitions;

•	changes in the quality or composition of our loan and investment portfolios;

•	increased competition;

•	deposit attrition;

•	changes in the cost of funds, demand for loan products or demand for financial services; and

•	other economic, competitive, governmental or technological factors affecting our operations, markets, products, services and prices.

Some of these and other factors are discussed in our annual and quarterly reports previously filed with the SEC. Such developments could have an adverse impact on our financial position and our results of operations.

The forward-looking statements are based upon managements’ beliefs and assumptions and are made as of the date of this prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus supplement or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by federal securities laws. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement or in the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

ABOUT WESTERN ALLIANCE BANCORPORATION

We are a bank holding company headquartered in Las Vegas, Nevada. We provide a full range of banking and related services to locally owned businesses, professional firms, real estate developers and investors, local non-profit organizations, high net worth individuals and other consumers through our subsidiary banks and financial services companies located in Nevada, Arizona, California and Colorado. On a consolidated basis, as of December 31, 2008, we had approximately $5.2 billion in assets, $4.1 billion in total loans, $3.7 billion in deposits and $495.5 million in stockholders’ equity. We have focused our lending activities primarily on commercial loans, which comprised 83.9% of our total loan portfolio at December 31, 2008. In addition to traditional lending and deposit gathering capabilities, we also offer a broad array of financial products and services aimed at satisfying the needs of small to mid-sized businesses and their proprietors, including cash management, trust administration and estate planning, custody and investments, equipment leasing and affinity credit card services nationwide.

Bank of Nevada (formerly BankWest of Nevada) was founded in 1994 by a group of individuals with extensive community banking experience in the Las Vegas market. We believe our success has been built on the strength of our management team, our conservative credit culture, the attractive long-term growth characteristics of the markets in which we operate and our ability to expand our franchise by attracting seasoned bankers with long-standing relationships in their communities.

In 2003, we opened Alliance Bank of Arizona in Phoenix, Arizona and Torrey Pines Bank in San Diego, California. In 2006, we opened Alta Alliance Bank in Oakland, California. In addition, we acquired both Nevada First Bank and Bank of Nevada as part of mergers that were completed in 2006. Both of these banks were merged into BankWest of Nevada (whose name was subsequently changed to Bank of Nevada).

In March 2007, we expanded our presence in Northern Nevada through the acquisition of First Independent Bank of Nevada, which is headquartered in Reno, Nevada. At December 31, 2008, the Company, through its banking and other subsidiaries, had total assets of approximately $5.2 billion and total deposits of approximately $3.7 billion.

In July 2007, we announced the formation of PartnersFirst Affinity Services (“PartnersFirst”), a division of our Torrey Pines Bank affiliate. PartnersFirst focuses on affinity credit card marketing using an innovative model and approach. Through our wholly-owned, non-bank subsidiaries, Miller/Russell & Associates, Inc. (“Miller/Russell”), Shine Investment Advisory Services, Inc. (“Shine”), and Premier Trust, Inc. (“Premier Trust”), we provide investment advisory and wealth management services, including trust administration and estate planning. We acquired Miller/Russell in May 2004, Premier Trust in December 2003 and a majority interest in Shine in July 2007. As of December 31, 2008, Miller/Russell had $1.0 billion in assets under management, Shine had $328 million in assets under management and Premier Trust had $316 million in assets under management and $488 million in total trust assets.

Our common stock is traded on the New York Stock Exchange under the ticker symbol “WAL.” Our principal executive offices are located at 2700 W. Sahara Avenue, Las Vegas, Nevada 89102. Our telephone number is (702) 248-4200. Our website is www.westernalliancebancorp.com. References to our website and those of our subsidiaries are not intended to be active links and the information on such websites is not, and you must not consider the information to be, a part of this prospectus.

RECENT DEVELOPMENTS

On April 23, 2009, we announced our unaudited consolidated financial results for the quarter ended March 31, 2009.

Total assets increased 1.3% to $5.27 billion at March 31, 2009, compared to $5.20 billion for the quarter ended March 31, 2008. Total loans were $4.08 billion at March 31, 2009, a decrease of 0.5% from $4.10 billion at December 31, 2008 and an increase of 9.5%, from $3.72 billion at March 31, 2008. Total deposits were $4.29 billion at March 31, 2009, an increase of $380 million from December 31, 2008 and an increase of $509 million from $3.78 billion at March 31, 2008. We had a net loss of $86.5 million for the quarter ended March 31, 2009 compared to net income of $4.1 million for the same period last year, primarily due to a non-cash goodwill impairment charge of $45 million and an after tax write down of $36 million on Bank of America preferred stock, which is still performing.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our historical ratios of earnings to fixed charges and preferred stock dividends for the periods indicated are set forth in the table below. As of December 31, 2008, we had 140,000 shares of preferred stock outstanding, all of which were issued on November 21, 2008. The ratio of earnings to fixed charges and preferred stock dividends is computed by dividing (1) income from continuing operations before income taxes and fixed charges by (2) total fixed charges and pre-tax earnings required for preferred stock dividends. For purposes of computing these ratios:

•	earnings consist of income from continuing operations before income taxes, including goodwill impairment charges, securities mark-to-market gains and losses and securities impairment charges;

•	fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and the estimated portion of rental expense attributable to interest, net of income from subleases;

•	fixed charges, including interest on deposits, include all interest expense and the estimated portion of rental expense attributable to interest, net of income from subleases; and

•	pre-tax earnings required for preferred stock dividends were computed using tax rates for the applicable year.

	At or for the Year Ended December 31,
	2008(1)	2007	2006	2005	2004

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
Including interest on deposits	—	1.38	1.73	2.33	2.57
Excluding interest on deposits	—	2.74	4.29	7.19	5.08

(1)	For the year ended December 31, 2008, earnings were insufficient to cover fixed charges and preferred stock dividends by a $291.4 million deficiency including interest on deposits and by a $360.5 million deficiency excluding interest on deposits.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we expect to use the net proceeds from the sale of offered securities for general corporate purposes, including:

•	refinancing, reduction or repayment of debt;

•	investments in our subsidiary banks and our other subsidiaries as regulatory capital;

•	financing of possible acquisitions;

•	expansion of the business; and

•	investments at the holding company level.

The prospectus supplement with respect to an offering of offered securities may identify different or additional uses for the proceeds of that offering.

Pending the application of the net proceeds, we expect to temporarily invest the proceeds from the sale of offered securities in short-term obligations.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize certain material terms and provisions of the various types of securities that we may offer. The particular material terms of the securities offered by a prospectus supplement will be described in that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the offered securities may differ from the terms summarized below. The prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the offered securities, and the securities exchange, if any, on which the offered securities will be listed. The descriptions herein and in the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the actual documents whose terms are summarized herein and in the applicable prospectus supplement, because those documents, and not the summaries, define your rights as holders of the relevant securities. For more information, please review the forms of these documents, which are or will be filed with the SEC and will be available as described under the heading “Where You Can Find More Information” above.

We may offer and sell from time to time, in one or more offerings, the following:

•	debt securities;

•	common stock;

•	preferred stock;

•	depositary shares;

•	purchase contracts;

•	units; and/or

•	warrants exercisable for debt securities, common stock or preferred stock.

DESCRIPTION OF DEBT SECURITIES

General

We may issue senior debt securities and/or senior subordinated debt securities, which in each case will be unsecured, direct, general obligations of Western Alliance.

The senior debt securities will rank equally with all our other unsecured and unsubordinated debt. The senior subordinated debt securities will be subordinate and junior in priority of payment to our senior debt securities, as described below under “Ranking — Subordination of Senior Subordinated Debt Securities” and in the prospectus supplement applicable to any senior subordinated debt securities that we may offer. For purposes of the descriptions in this section, we may refer to the senior debt securities and the senior subordinated debt securities collectively as the “debt securities.” The debt securities will be effectively subordinated to the creditors and preferred equity holders of our subsidiaries.

We will issue senior debt securities under a senior debt indenture and senior subordinated debt securities under a separate senior subordinated debt indenture. Provisions relating to the issuance of debt securities may also be set forth in a supplemental indenture to either of the indentures. For purposes of the descriptions in this section, we may refer to the senior debt indenture and the senior subordinated debt indenture and any related supplemental indentures, as “an indenture” or, collectively, as “the indentures.” The indentures will be qualified under and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Each indenture will be between us and a trustee that meets the requirements of the Trust Indenture Act. We expect that each indenture will provide that there may be more than one trustee under that indenture, each with respect to one or more series of debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of debt securities and, in that event, we may appoint a successor trustee. Except as otherwise provided in the indenture or supplemental indenture, any action permitted to be taken by a trustee may be taken by that trustee only with respect to the one or more series of debt securities for which it is trustee under the applicable indenture.

The descriptions in this section relating to the debt securities and the indentures are summaries of their provisions. The summaries are not complete and are qualified in their entirety by reference to the actual indentures and debt securities and the further descriptions in the applicable prospectus supplement. A form of the senior debt indenture and a form of the senior subordinated debt indenture under which we may issue our senior debt securities and senior subordinated debt securities, respectively, and the forms of the debt securities, have been filed with the SEC as exhibits to the registration statement that includes this prospectus and will be available as described under the heading “Where You Can Find More Information” above. Whenever we refer in this prospectus or in any prospectus supplement to particular sections or defined terms of an indenture, those sections or defined terms are incorporated by reference in this prospectus or in the prospectus supplement, as applicable. You should refer to the provisions of the indentures for provisions that may be important to you.

The terms and conditions described in this section are terms and conditions that apply generally to the debt securities. The particular terms of any series of debt securities will be summarized in the applicable prospectus supplement. Those terms may differ from the terms summarized below.

Except as set forth in the applicable indenture or in a supplemental indenture and described in an applicable prospectus supplement, the indentures do not limit the amount of debt securities we may issue under the indentures. We are not required to issue all of the debt securities of one series at the same time and, unless otherwise provided in the applicable indenture or supplemental indenture and described in the applicable prospectus supplement, we may, from time to time, reopen any series and issue additional debt securities under that series without the consent of the holders of the outstanding debt securities of that series. Additional notes issued in this manner will have the same terms and conditions as the outstanding debt securities of that series, except for their original issue date and issue price, and will be consolidated with, and form a single series with, the previously outstanding debt securities of that series.

Terms of Debt Securities to be Included in the Prospectus Supplement

The prospectus supplement relating to any series of debt securities that we may offer will set forth the price or prices at which the debt securities will be offered, and will contain the specific terms of the debt securities of that series. These terms may include, without limitation, the following:

•	the title of the debt securities and whether they are senior debt securities or senior subordinated debt securities;

•	the amount of debt securities issued and any limit on the amount that may be issued;

•	the price(s) (expressed as a percentage of the principal amount) at which the debt securities will be issued;

•	if other than the principal amount of those debt securities, the portion of the principal amount payable upon declaration of acceleration of the maturity of those debt securities;

•	the maturity date or dates, or the method for determining the maturity date or dates, on which the principal of the debt securities will be payable and any rights of extension;

•	the rate or rates, which may be fixed or variable, or the method of determining the rate or rates at which the debt securities will bear interest, if any;

•	the date or dates from which any interest will accrue and the date or dates on which any interest will be payable, the regular related record dates and whether we may elect to extend or defer such interest payment dates;

•	the place or places where payments will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us may be served;

•	the period or periods within which, the price or prices at which and the other terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option, if we are to have such an option;

•	our obligation, if any, to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which, or the date and dates on which, the price or prices at which and the other terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

•	the currency or currencies in which the debt securities may be purchased, are denominated and are payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the related terms and conditions, including whether we or the holders of any such debt securities may elect to receive payments in respect of such debt securities in a currency or currency unit other than that in which such debt securities are stated to be payable;

•	whether the amount of payments of principal of and premium, if any, or interest, if any, on the debt securities may be determined with reference to an index, formula or other method, which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies or with reference to changes in prices of particular securities or commodities, and the manner in which the amounts are to be determined;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default, amendments, merger, consolidation and sale or covenants set forth in the applicable indenture;

•	whether the debt securities will be issued in certificated or book-entry form;

•	whether the debt securities will be in registered or bearer form or both and, if in registered form, their denominations, if other than $1,000 and any integral multiple thereof, and, if in bearer form, their denominations, if other than $5,000, and the related terms and conditions;

•	if the debt securities will be issuable only in global form, the depository or its nominee with respect to the debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

•	the applicability, if any, of the defeasance and covenant defeasance provisions of the indenture and any additional or different terms on which the series of debt securities may be defeased;

•	whether and the extent to which the debt securities will be guaranteed, any guarantors and the form of any guarantee;

•	whether the debt securities can be converted into or exchanged for our other securities, and the related terms and conditions;

•	in the case of senior subordinated debt securities, provisions relating to any modification of the subordination provisions described elsewhere in this prospectus;

•	whether the debt securities will be sold as part of units consisting of debt securities and other securities;

•	if the debt securities are to be issued upon the exercise of warrants, the time, manner and place for the debt securities to be authenticated and delivered;

•	any trustee, depositary, authenticating agent, paying agent, transfer agent, registrar or other agent with respect to the debt securities;

•	any other terms of the debt securities.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We may offer and sell our debt securities at a substantial discount below their stated principal amount. These debt securities may be original issue discount securities, which means that less than the entire principal amount of the original issue discount securities will be payable upon declaration of acceleration of their maturity. Special federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

We may issue debt securities with a fixed interest rate or a floating interest rate. Any material federal income tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for federal income tax purposes will be described in the applicable prospectus supplement.

Except as set forth in the applicable indenture or in a supplemental indenture, the applicable indenture will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us. The applicable indenture may contain provisions that would afford debt security holders protection in the event of a change of control. You should refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

For purposes of the descriptions in this section:

•	“subsidiary” means a corporation or a partnership or a limited liability company a majority of the outstanding voting stock or partnership or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by us or by one or more of our other subsidiaries. For the purposes of this definition, “voting stock” means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has voting power by reason of any contingency; and

•	“significant subsidiary” means any of our subsidiaries that is a “significant subsidiary,” within the meaning of Regulation S-X promulgated by the SEC under the Securities Act.

Ranking

Senior Debt Securities

Payment of the principal of and premium, if any, and interest on debt securities we issue under the senior debt indenture will rank equally with all of our unsecured and unsubordinated debt.

Subordination of Senior Subordinated Debt Securities

To the extent provided in the senior subordinated debt indenture and any supplemental indenture, and as described in the prospectus supplement describing the applicable series of senior subordinated debt securities, the payment of the principal of and premium, if any, and interest on any senior subordinated debt securities, including amounts payable on any redemption or repurchase, will be subordinated in right of payment and junior to senior debt, which is defined below. If there is a distribution to our creditors in a liquidation or dissolution of us, or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us, the holders of senior debt will first be entitled to receive payment in full of all amounts due on the senior debt (or provision shall be made for such payment in cash) before any payments may be made on the senior subordinated debt securities. Because of this subordination, our general creditors may recover more, ratably, than holders of senior subordinated debt securities in the event of a distribution of assets upon insolvency.

The supplemental indenture will set forth the terms and conditions under which, if any, we will not be permitted to pay principal, premium, if any, or interest on the related senior subordinated debt securities upon the occurrence of an event of default or other circumstances arising under or with respect to senior debt.

The indentures will place no limitation on the amount of senior debt that we may incur. We expect to incur from time to time additional indebtedness constituting senior debt, which may include indebtedness that is senior to the subordinated debt securities but subordinate to our other obligations.

“Senior debt” means the principal of, and premium, if any, and interest, including interest accruing after the commencement of any bankruptcy proceeding relating to us, on, or substantially similar payments we will make in respect of the following categories of debt, whether that debt is outstanding at the date of execution of the applicable indenture or thereafter incurred, created or assumed:

•	our other indebtedness evidenced by notes, debentures, or bonds or other securities issued under the provisions of any indenture, fiscal agency agreement, note purchase agreement or other agreement, including the senior debt securities that may be offered by means of this prospectus and one or more prospectus supplements;

•	our indebtedness for money borrowed or represented by purchase-money obligations, as defined below;

•	our obligations as lessee under leases of property either made as part of a sale and leaseback transaction to which we are a party or otherwise;

•	indebtedness, obligations and liabilities of others in respect of which we are liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which we have agreed to purchase or otherwise acquire and indebtedness of partnerships and joint ventures which is included in the Company’s consolidated financial statements;

•	reimbursement and other obligations relating to letters of credit, bankers’ acceptances and similar obligations;

•	obligations under various hedging arrangements and agreements, including interest rate and currency hedging agreements;

•	all our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business; and

•	deferrals, renewals or extensions of any of the indebtedness or obligations described above.

However, “senior debt” excludes:

•	any indebtedness, obligation or liability referred to above as to which, in the instrument creating or evidencing that indebtedness, obligation or liability, it is expressly provided that the indebtedness, obligation or liability is not senior in right of payment to the senior subordinated debt securities or ranks equally with the senior subordinated debt securities,

•	any indebtedness, obligation or liability which is subordinated to our indebtedness to substantially the same extent as or to a greater extent than the senior subordinated debt securities are subordinated, and

•	unless expressly provided in the terms thereof, any of our other indebtedness to its subsidiaries.

As used above, the term “purchase money obligations” means indebtedness, obligations or guarantees evidenced by a note, debenture, bond or other instrument, whether or not secured by a lien or other security interest, and any deferred obligation for the payment of the purchase price of property but excluding indebtedness or obligations for which recourse is limited to the property purchased, issued or assumed as all or a part of the consideration for the acquisition of property or services, whether by purchase, merger, consolidation or otherwise, but does not include any trade accounts payable. There will not be any restrictions in an indenture relating to senior subordinated debt securities upon the creation of additional senior debt.

The applicable prospectus supplement may further describe the provisions, if any, applicable to the subordination of the senior subordinated debt securities of a particular series. The applicable prospectus supplement or the information incorporated by reference in the applicable prospectus supplement or in this prospectus will describe as of a recent date the approximate amount of our senior debt outstanding as to which the senior subordinated debt securities of that series will be subordinated.

Structural Subordination

Because we are a holding company, our cash flows and consequent ability to service our obligations, including our debt securities, are dependent on distributions and other payments of earnings and other funds by our subsidiaries to us. The payment of dividends and other distributions by our subsidiaries is contingent on their earnings and is subject to the requirements of federal banking regulations and other restrictions. In addition, the debt securities will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, since our right to receive any assets of its subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the debt securities to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Claims from creditors (other than us), on subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements and other short-term borrowings. Any capital loans that we make to Bank of Nevada, Alliance Bank of Arizona, Torrey Pines Bank, Alta Alliance Bank or First Independent Bank of Nevada and our other non-banking subsidiaries would be subordinate in right of payment to deposits and to other indebtedness of the banks or our other non-banking subsidiaries.

Conversion or Exchange of Debt Securities

The applicable prospectus supplement will set forth the terms, if any, on which a series of debt securities may be converted into or exchanged for our other securities. These terms will include whether conversion or exchange is mandatory, or is at our option or at the option of the holder. We will also describe in the applicable prospectus supplement how we will calculate the number of securities that holders of debt securities would receive if they were to convert or exchange their debt securities, the conversion price and other terms related to conversion and any anti-dilution protections.

Redemption of Securities

We may redeem the debt securities at any time, in whole or in part, at the prescribed redemption price, at the times and on the terms described in the applicable prospectus supplement.

From and after notice has been given as provided in the indentures, if we have made available funds for the redemption of any debt securities called for redemption on the applicable redemption date, the debt securities will cease to bear interest on the date fixed for the redemption specified in the notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

Notice of any optional redemption by us of any debt securities is required to be given to holders at their addresses, as shown in the security register. The notice of redemption will be required to specify, among other items, the redemption price and the principal amount of the debt securities held by the holder to be redeemed.

If we elect to redeem debt securities, we will be required to notify the trustee of the aggregate principal amount of debt securities to be redeemed and the redemption date. If fewer than all the debt securities are to be redeemed, the trustee is required to select the debt securities to be redeemed equally, by lot or in a manner it deems fair and appropriate.

Denomination, Interest, Registration and Transfer

Unless otherwise specified in the applicable prospectus supplement, we will issue the debt securities (i) in denominations of $1,000 or integral multiples of $1,000 if the debt securities are in registered form and (ii) in denominations of $5,000 if the debt securities are in bearer form.

Unless otherwise specified in the applicable prospectus supplement, we will pay the principal of, and applicable premium, if any, and interest on any series of debt securities at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement. At our option, we may pay interest by check mailed to the address of the person entitled to the interest payment as it appears in the register for the applicable debt securities or by wire transfer of funds to that person at an account maintained within the United States.

Any defaulted interest, which means interest not punctually paid or duly provided for on any interest payment date with respect to a debt security, will immediately cease to be payable to the registered holder on the applicable regular record date by virtue of his having been the registered holder on such date. We may pay defaulted interest either to the person in whose name the debt security is registered at the close of business on a special record date for the payment of the defaulted interest to be fixed by the trustee, notice of which is to be given to the holder of the debt security not less than ten days before the special record date, or at any time in any other lawful manner, all as more completely described in the applicable indenture or supplemental indenture.

Subject to limitations imposed upon debt securities issued in book-entry form, the holder may exchange debt securities of any series for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of the debt securities at the corporate trust office of the applicable trustee. In addition, subject to limitations imposed upon debt securities issued in book-entry form, the holder may surrender debt securities of any series for registration of transfer or exchange at the corporate trust office of the applicable trustee. Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be imposed for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any registration of transfer or exchange of any debt securities. If the applicable prospectus supplement refers to any transfer agent, in addition to the applicable trustee, initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of that transfer agent or approve a change in the location through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for that series. We may at any time designate additional transfer agents with respect to any series of debt securities.

If we redeem the debt securities of any series, neither we nor any trustee will be required to:

•	issue, register the transfer of, or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

•	register the transfer of, or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

•	issue, register the transfer of, or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be repaid.

Global Securities

We may issue the debt securities of a series in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depository or with a nominee for a depository identified in the applicable prospectus supplement relating to that series. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to that series.

Our obligations with respect to the debt securities, as well as the obligations of the applicable trustee, run only to persons who are registered holders of debt securities. For example, once we make payment to the registered holder, we have no further responsibility for that payment even if the recipient is legally required to pass the payment along to an individual investor but fails to do so. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to transfers of debt securities.

An investor should be aware that when debt securities are issued in the form of global securities:

•	the investor cannot have debt securities registered in his or her own name;

•	the investor cannot receive physical certificates for his or her debt securities;

•	the investor must look to his or her bank or brokerage firm for payments on the debt securities and protection of his or her legal rights relating to the debt securities;

•	the investor may not be able to sell interests in the debt securities to some insurance or other institutions that are required by law to hold the physical certificates of debt that they own;

•	the depositary’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the global security; and

•	the depositary will usually require that interests in a global security be purchased or sold within its system using same-day funds.

The prospectus supplement for a series of debt securities will list the special situations, if any, in which a global security will terminate and interests in the global security will be exchanged for physical certificates representing debt securities. After that exchange, the investor may choose whether to hold debt securities directly or indirectly through an account at the investor’s bank or brokerage firm. In that event, investors must consult their banks or brokers to find out how to have their interests in debt securities transferred to their own names so that they may become direct holders. When a global security terminates, the depositary, and not us or one of the trustees, is responsible for deciding the names of the institutions that will be the initial direct holders.

Merger, Consolidation or Sale of Assets

We will not be permitted to consolidate with or merge into any other entity, or sell, lease, transfer or convey all or substantially all of our properties and assets, either in one transaction or a series of transactions, to any other entity and no other entity will consolidate with or merge into us, or sell, lease, transfer or convey all or substantially all of its properties and assets to us unless:

(1) either:

•	we are the continuing entity, or

•	the successor entity, if other than us, formed by or resulting from any consolidation or merger, or which has received the transfer of our assets, expressly assumes payment of the principal of, and premium, if any, and interest on all of the outstanding debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indentures, and

(2) immediately after giving effect to the transaction and treating any indebtedness that becomes our obligation or the obligation of any of our subsidiaries as a result of that transaction as having been incurred by us or our subsidiary at the time of the transaction, no event of default under the indentures or supplemental indentures, and no event which, after notice or the lapse of time, or both, would become an event of default, will have occurred and be continuing;

provided, however, that the conditions described in (1) and (2) above will not apply to the direct or indirect transfer of the stock, assets or liabilities of any of our subsidiaries to another of our direct or indirect subsidiaries.

Except as provided in this prospectus or as may otherwise be provided in the applicable prospectus supplement, the indenture and the terms of the debt securities will not contain any event risks or similar covenants that are intended to afford protection to holders of any debt securities in the event of a merger, a highly leveraged transaction or other significant corporate event involving us or our subsidiaries, whether or not resulting in a change of control, which may adversely affect holders of the debt securities.

Additional Covenants and/or Modifications to the Covenant Described Above

Any of our additional covenants and/or modifications to the covenant described above with respect to any series of debt securities, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable indenture or supplemental indenture and described in the prospectus supplement relating to that series of debt securities.

Unless the applicable prospectus supplement indicates otherwise, the subordinated indenture does not contain the restrictive covenant stated above, nor does it contain any other provision which restricts us from, among other things:

•	incurring or becoming liable on any secured or unsecured senior indebtedness or general obligations; or

•	paying dividends or making other distributions on our capital stock; or

•	purchasing or redeeming our capital stock; or

•	creating any liens on our property for any purpose.

Events of Default, Waiver and Notice

Events of Default.

The events of default with respect to any series of debt securities issued under it, subject to any modifications or deletions provided in any supplemental indenture with respect to any specific series of debt securities, include the following events:

•	failure to pay any installment of interest or any additional amounts payable on any debt security of the series for 30 days;

•	failure to pay principal of, or premium, if any, on, any debt security of the series when due, whether at maturity, upon redemption, by declaration or acceleration of maturity or otherwise;

•	default in making any sinking fund payment when due, for any debt security of the series;

•	default in the performance or breach of any of our other covenants or warranties contained in the applicable indenture, other than a covenant added to the indenture solely for the benefit of any other series of debt securities issued under that indenture, continued for 90 days after written notice as provided in the applicable indenture;

•	specific events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us or any significant subsidiary or either of our property; and

•	any other event of default provided with respect to a particular series of debt securities.

If an event of default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every case other than in the case described in clause (5) above, in which case acceleration will be automatic, the applicable trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series will have the right to declare the principal amount, or, if the debt securities of that series are original issue discount securities or indexed securities, the portion of the principal amount as may be specified in the terms of that series, of all the debt securities of that series to be due and payable immediately by written notice to us, and to the applicable trustee if given by the holders. At any time after a declaration of acceleration has been made with respect to debt securities of a series, or of all debt securities then outstanding under any indenture, as the case may be, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, however, the holders of not less than a majority in principal amount of the outstanding debt securities of that series, or of all debt securities then outstanding under the applicable indenture, as the case may be, may annul the declaration of acceleration and waive any default in respect of those debt securities if:

•	we have deposited with the applicable trustee all required payments due otherwise than by acceleration of the principal of, and premium, if any, and interest on the debt securities of that series, or of all debt securities then outstanding under the applicable indenture, as the case may be, plus specified fees, expenses, disbursements and advances of the applicable trustee, and

•	all events of default, other than the non-payment of all or a specified portion of the accelerated principal, with respect to debt securities of that series, or of all debt securities then outstanding under the applicable indenture, as the case may be, have been cured or waived as provided in the applicable indenture.

Waiver

Each indenture also will provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series, or of all debt securities then outstanding under the applicable indenture, as the case may be, may waive any past default with respect to that series and its consequences, except a default:

•	in the payment of the principal of, or premium, if any, or interest on any debt security of that series, or

•	in respect of a covenant or provision contained in the applicable indenture that, by the terms of that indenture, cannot be modified or amended without the consent of each affected holder of an outstanding debt security.

Notice

Each trustee will be required to give notice to the holders of the applicable debt securities within 90 days of a default under the applicable indenture unless the default has been cured or waived; but the trustee may withhold notice of any default, except a default in the payment of the principal of, or premium, if any, or interest on the debt securities or in the payment of any sinking fund installment in respect of the debt securities, if specified responsible officers of the trustee consider the withholding to be in the interest of the holders.

The holders of debt securities of any series may not institute any proceedings, judicial or otherwise, with respect to the indentures or for any remedy under the indentures, except in the case of failure of the applicable trustee, for 60 days, to act after the trustee has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to the trustee, and provided that no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority of the outstanding debt securities of that series. However, any holder of debt securities is not prohibited from instituting suit for the enforcement of payment of the principal of, and premium, if any, and interest on the debt securities at their respective due dates.

Subject to the trustee’s duties in case of default, no trustee will be under any obligation to exercise any of its rights or powers under an indenture at the request or direction of any holders of any series of debt securities then outstanding under that indenture, unless the holders offer to the trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of any series, or of all debt securities then outstanding under an indenture, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon the trustee. A trustee may refuse, however, to follow any direction that is in conflict with any law or the applicable indenture that may involve the trustee in personal liability or may be unduly prejudicial to the holders of debt securities of that series not joining in the direction.

Within 180 days after the end of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of several specified officers, stating whether or not that officer has knowledge of any default under the applicable indenture and, if so, specifying each default and the nature and status of the default.

Modification of the Indentures

Except as otherwise specifically provided in the applicable indenture, with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under that indenture that are affected by the modification or amendment, we may enter into supplemental indentures with the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of such indenture or of modifying in any manner the rights of the holders under debt securities issued under such indenture. However, no modification or amendment may, without the consent of the holder of each debt security affected by the modification or amendment:

•	except as described in the prospectus supplement relating to such debt security:

•	extend the stated maturity of the principal of, or any installment of interest or any additional amounts, or the premium, if any, on, any debt security,

•	reduce the principal amount of, or the rate or amount of interest on, or change the manner of calculating the rate, or any premium payable on redemption of, any debt security, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of its maturity or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any debt security,

•	extend the time of payment of interest on any debt security or any additional amounts,

•	change any of the conversion, exchange or redemption provisions of any debt security,

•	change the place of payment, or the coin or currency for payment, of principal, or premium, if any, including any amount in respect of original issue discount or interest on any debt security,

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security or for the conversion or exchange of any debt security in accordance with its terms,

•	release any guarantors from their guarantees of the debt securities, or, except as contemplated in any supplemental indenture, make any change in a guarantee of a debt security that would adversely affect the interests of the holders of those debt securities, and

•	in the case of subordinated debt securities, modify the ranking or priority of the securities,

•	reduce the percentage of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with specific provisions of or certain defaults and consequences under the applicable indenture, or to reduce the quorum or voting requirements set forth in the applicable indenture, or

•	modify any of the provisions relating to the waiver of specific past defaults or specific covenants, except to increase the required percentage to effect that action or to provide that specific other provisions may not be modified or waived without the consent of the holder of that debt security.

The holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment will have the right to waive compliance by us with specific covenants in the indenture.

We and the respective trustee may modify and amend an indenture without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the succession of another person to us as obligor under the indenture or to evidence the addition or release of any guarantor in accordance with the indenture or any supplemental indenture;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize specific terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that the action will not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•	to change or eliminate any provisions of an indenture, if the change or elimination becomes effective only when there are no debt securities outstanding of any series created prior to the change or elimination that are entitled to the benefit of the changed or eliminated provision;

•	to secure or provide for the guarantee of the debt securities;

•	to establish the form or terms of debt securities of any series and any related coupons;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

•	to cure any ambiguity or correct any inconsistency in an indenture provided that the cure or correction does not adversely affect the holders of the debt securities;

•	to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, provided that the supplement does not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•	to make provisions with respect to the conversion or exchange terms and conditions applicable to the debt securities of any series;

•	to add to, delete from or revise the conditions, limitations or restrictions on issue, authentication and delivery of debt securities;

•	to conform any provision in an indenture to the requirements of the Trust Indenture Act; or

•	to make any change that does not adversely affect the legal rights under an indenture of any holder of debt securities of any series issued under that indenture.

In determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indenture or whether a quorum is present at a meeting of holders of debt securities:

•	the principal amount of an original issue discount security that is deemed to be outstanding will be the amount of the principal of that original issue discount security that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity of that original issue discount security;

•	the principal amount of any debt security denominated in a foreign currency that is deemed outstanding will be the U.S. dollar equivalent, determined on the issue date for that debt security, of the principal amount, or, in the case of an original issue discount security, the U.S. dollar equivalent on the issue date of that debt security of the amount determined as provided in the immediately preceding bullet point;

•	the principal amount of an indexed security that is deemed outstanding will be the principal face amount of the indexed security at original issuance, unless otherwise provided with respect to the indexed security under the applicable indenture; and

•	debt securities owned by us or any other obligor upon the debt securities or any of our affiliates or of any other obligor are to be disregarded.

Discharge, Defeasance and Covenant Defeasance

Discharge

We may be permitted under the applicable indenture to discharge specific obligations to holders of any series of debt securities (1) that have not already been delivered to the applicable trustee for cancellation and (2) that either have become due and payable or will, within one year, become due and payable or scheduled for redemption, by irrevocably depositing with the applicable trustee, in trust, money or funds certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, and premium, if any, on and interest on the debt securities.

Defeasance and Covenant Defeasance

If the provisions in that indenture relating to defeasance and covenant defeasance are made applicable to the debt securities of or within any series, we may elect either:

•	defeasance, which means we elect to defease and be discharged from any and all obligations with respect to the debt securities, except for the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust; or

•	covenant defeasance, which means we elect to be released from our obligations with respect to the debt securities under specified sections of the applicable indenture relating to covenants, as described in the applicable prospectus supplement and any omission to comply with its obligations will not constitute an event of default with respect to the debt securities; in either case upon the irrevocable deposit by us with the applicable trustee, in trust, of an amount, in currency or currencies or government obligations, or both, sufficient without reinvestment to make scheduled payments of the principal of, and premium, if any, and interest on the debt securities, when due, whether at maturity, upon redemption or otherwise, and any mandatory sinking fund or analogous payments.

A trust will only be permitted to be established if, among other things:

•	we have delivered to the applicable trustee an opinion of counsel, as specified in the applicable indenture, to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture;

•	no event of default or any event which after notice or lapse of time or both would be an event of default has occurred;

•	the defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•	certain other provisions set forth in the indenture are met;

•	we will have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance or covenant defeasance have been complied with; and

•	in the case of the senior subordinated debt indenture, no event or condition will exist that, pursuant to certain provisions described in this section would prevent us from making payments of principal of and premium, if any, and interest on the senior subordinated debt securities at the date of the irrevocable deposit referred to above.

In general, if we elect covenant defeasance with respect to any debt securities and payments on those debt securities are declared due and payable because of the occurrence of an event of default, the amount of money and/or government obligations on deposit with the applicable trustee would be sufficient to pay amounts due on those debt securities at the time of their stated maturity, but may not be sufficient to pay amounts due on those debt securities at the time of the acceleration resulting from the event of default. In that case, we would remain liable to make payment of the amounts due on the debt securities at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Option to Extend Interest Payment Period

If indicated in the applicable prospectus supplement, we will have the right, as long as no event of default under the applicable series of debt securities has occurred and is continuing, at any time and from time to time during the term of the series of debt securities to defer the payment of interest on one or more series of debt securities for the number of consecutive interest payment periods specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in the prospectus supplement, provided that no extension period may extend beyond the stated maturity of the debt securities. Material United States federal income tax consequences and special considerations applicable to these debt securities will be described in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, at the end of the extension period, we will pay all interest then accrued and unpaid together with interest on accrued and unpaid interest compounded semiannually at the rate specified for the debt securities to the extent permitted by applicable law. However, unless otherwise indicated in the applicable prospectus supplement, during the extension period neither we nor any of our subsidiaries may:

•	declare or pay dividends on, make distributions regarding, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, other than:

•	purchases of our capital stock in connection with any employee or agent benefit plans or the satisfaction of our obligations under any contract or security outstanding on the date of the event requiring us to purchase capital stock,

•	in connection with the reclassifications of any class or series of our capital stock, or the exchange or conversion of one class or series of our capital stock for or into another class or series of our capital stock,

•	the purchase of fractional interests in shares of our capital stock in connection with the conversion or exchange provisions of that capital stock or the security being converted or exchanged,

•	dividends or distributions in our capital stock, or rights to acquire capital stock, or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock, or

•	any non-cash dividends declared in connection with the implementation of a shareholder rights plan by us;

•	make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem, any debt securities issued by us that rank equally with or junior to the debt securities;

•	make any guarantee payments regarding the foregoing, other than payments under our guarantee of the preferred securities of the relevant Trust; or

•	redeem, purchase or acquire less than all of the junior subordinated debentures or any preferred securities of the relevant Trust.

Prior to the termination of any extension period, as long as no event of default under the applicable indenture has occurred and is continuing, we may further defer payments of interest, subject to the above limitations set forth in this section, by extending the interest payment period; provided, however, that, the extension period, including all previous and further extensions, may not extend beyond the maturity of the debt securities. Upon the termination of any extension period and the payment of all amounts then due, we may commence a new extension period, subject to the terms set forth in this section. No interest during an extension period, except at the end of the extension period, will be due and payable, but we may prepay at any time all or any portion of the interest accrued during an extension period.

We do not currently intend to exercise our right to defer payments of interest by extending the interest payment period on the senior debt securities or the senior subordinated debt securities. In the case of our junior subordinated debentures, if the property trustee is the sole holder of such debt securities, we will give the administrative trustees and the property trustee notice of our selection of an extension period two business days before the earlier of (1) the next succeeding date on which distributions on the preferred securities are payable or (2) the date the administrative trustees are required to give notice to the New York Stock Exchange, or other applicable self-regulatory organization, or to holders of the preferred securities of the record or payment date of the distribution, but in any event, at least one business day before such record date. The administrative trustees will give notice of our selection of the extension period to the holders of the preferred securities. If the property trustee is not the sole holder of such debt securities, or in the case of the senior and subordinated debt securities, we will give the holders of these debt securities notice of our selection of an extension period at least two business days before the earlier of (a) the next succeeding interest payment date or (b) the date upon which we are required to give notice to the New York Stock Exchange, or other applicable self-regulatory organization, or to holders of such debt securities of the record or payment date of the related interest payment.

Regarding the Trustees

We will designate the trustee under the senior and subordinated indentures in a prospectus supplement. From time to time, we may enter into banking or other relationships with any of such trustees or their affiliates.

There may be more than one trustee under each indenture, each with respect to one or more series of debt securities. Any trustee may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series.

If two or more persons are acting as trustee with respect to different series of debt securities, each trustee will be a trustee of a trust under the indenture separate from the trust administered by any other such trustee. Except as otherwise indicated in this prospectus, any action to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture.

Governing Law

The senior debt securities, the senior subordinated debt securities and the related indentures will be governed by, and construed in accordance with, the internal laws of the State of New York.

DESCRIPTION OF COMMON STOCK

The following description is a general summary of the terms of our common stock. The description below does not purport to be complete and is subject to and qualified in its entirety by reference to our amended and restated articles of incorporation and amended and restated by-laws, each as amended and restated. The description herein does not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of our amended and restated articles of incorporation and amended and restated by-laws because they, and not the summaries, define the rights of holders of shares of our common stock. You can obtain copies of our amended and restated articles incorporation and amended and restated by-laws by following the directions under the heading “Where You Can Find More Information.”

General

Our amended and restated articles of incorporation provide the authority to issue 100,000,000 shares of common stock, par value $.0001 per share. At March 1, 2009, there were 38,909,652 shares of common stock issued and we had outstanding stock options granted to directors, officers and other employees for 2,990,200 shares of our common stock.

Each share of our common stock has the same relative rights and is identical in all respects to each other share of our common stock. Our common stock is non-withdrawable capital, is not of an insurable type and is not insured by the Federal Deposit Insurance Corporation or any other governmental entity.

Voting Rights

Holders of our common stock are entitled to one vote per share on each matter properly submitted to stockholders for their vote, including the election of directors. Holders of our common stock do not have the right to cumulate their votes for the election of directors, which means that the holders of more than 50% of the shares of common stock voting for the election of directors can elect 100% of the directors standing for election at any meeting if they choose to do so. In that event, the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to our board of directors at that meeting.

Liquidation Rights

The holders of our common stock and the holders of any class or series of stock entitled to participate with the holders of our common stock as to the distribution of assets in the event of any liquidation, dissolution or winding-up of us, whether voluntary or involuntary, will become entitled to participate equally in the distribution of any of our assets remaining after we have paid, or provided for the payment of, all of our debts and liabilities and after we have paid, or set aside for payment, to the holders of any class of stock having preference over the common stock in the event of liquidation, dissolution or winding-up, the full preferential amounts, if any, to which they are entitled.

Dividends

The holders of our common stock and any class or series of stock entitled to participate with the holders of our common stock are entitled to receive dividends declared by our board of directors out of any assets legally available for distribution. The board may not declare, and we may not pay, dividends or other distributions, unless we have paid or the board has declared or set aside all accumulated dividends and any sinking fund, retirement fund or other retirement payments on any class of stock having preference as to payments of dividends over our common stock. As a holding company, our ability to pay distributions is affected by the ability of our subsidiaries to pay dividends. The ability of our bank subsidiaries, and our ability, to pay dividends in the future is, and could in the future be further, influenced by bank regulatory requirements and capital guidelines.

Miscellaneous

The holders of our common stock have no preemptive or conversion rights for any shares that may be issued. Our common stock is not subject to additional calls or assessments, and all shares of our common stock currently outstanding are fully paid and non-assessable. All shares of common stock offered pursuant to a prospectus supplement, or issuable upon conversion, exchange or exercise of preferred stock or other convertible securities, will, when issued, be fully paid and non-assessable, which means that the full purchase price of the shares will have been paid and the holders of the shares will not be assessed any additional monies for the shares.

Some Important Charter Provisions

Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, each class as nearly as equal as possible, with each serving staggered, three-year terms. Any amendment to our amended and restated articles of incorporation must be approved by at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of each class of shares entitled to vote thereon at a duly called annual or special meeting; provided, however, that approval by the affirmative vote of at least 80% of the outstanding shares of each class entitled to vote is required to amend certain of the provisions contained in the amended and restated articles of incorporation regarding classification of the board of directors, removal of directors and approval of business combinations. Our amended and restated by-laws may be amended by the affirmative vote of at least two-thirds of the board of directors or by stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted, at a duly constituted meeting called for that purpose.

Some of the foregoing provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

Since the terms of our amended and restated articles of incorporation and amended and restated by-laws may differ from the general information we are providing, you should only rely on the actual provisions of our amended and restated articles of incorporation and amended and restated by-laws. If you would like to read our Certificate of Incorporation and bylaws, you may request a copy from us by following the directions under the heading “Where You Can Find More Information.”

NYSE Listing

Our common stock is listed on the New York Stock Exchange under the symbol “WAL.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF PREFERRED STOCK

The following description is a general summary of the terms of the preferred stock which we may issue. The description below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to our amended and restated articles of incorporation, and the applicable certificate of designation to our amended and restated articles of incorporation, determining the terms of the related series of preferred stock and our amended and restated by-laws, each of which we will make available upon request. The descriptions herein and in the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of our amended and restated articles of incorporation, the applicable certificate of designation and our amended and restated by-laws because they, and not the summaries, define your rights as holders of shares of our preferred stock.

General

We are authorized to issue 20,000,000 shares of preferred stock, par value $0.0001 per share. As of December 31, 2008, 140,000 shares of preferred stock were issued and outstanding, consisting of 140,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A. Our amended and restated articles of incorporation, subject to limitations prescribed in such articles and subject to limitations prescribed by Nevada law, authorizes the board of directors, from time to time by resolution and without further stockholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. As a result of its broad discretion with respect to the creation and issuance of preferred stock without stockholder approval, the board of directors could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of us.

Terms of the Preferred Stock That We May Offer and Sell to You

You should refer to the prospectus supplement relating to the class or series of preferred stock being offered for the specific terms of that class or series, including:

•	the title and stated value of the preferred stock being offered;

•	the number of shares of preferred stock being offered, their liquidation preference per share and their purchase price;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculating the payment date(s) applicable to the preferred stock being offered;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock being offered will accumulate;

•	the procedures for any auction and remarketing, if any, for the preferred stock being offered;

•	the provisions for a sinking fund, if any, for the preferred stock being offered;

•	the provisions for redemption, if applicable, of the preferred stock being offered;

•	any listing of the preferred stock being offered on any securities exchange or market;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into or exchangeable for other securities or rights, or a combination of the foregoing, including the name of the issuer of the securities or rights, conversion or exchange price, or the manner of calculating the conversion or exchange price, and the conversion or exchange date(s) or period(s) and whether we will have the option to convert such preferred stock into cash;

•	voting rights, if any, of the preferred stock being offered;

•	whether interests in the preferred stock being offered will be represented by depositary shares and, if so, the terms of those shares;

•	a discussion of any material and/or special United States federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior to or equally with the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock being offered.

Ranking

Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of our affairs, rank:

•	senior to all classes or series of our common stock and to all equity securities the terms of which specifically provide that the equity securities rank junior to the preferred stock being offered;

•	equally with our Fixed Rate Cumulative Perpetual Preferred Stock, Series A and all equity securities issued by us other than those referred to in the first and last bullet points of this subheading; and

•	junior to all equity securities issued by us the terms of which specifically provide that the equity securities rank senior to the preferred stock being offered.

For purposes of this subheading, the term “equity securities” does not include convertible debt securities.

Distributions

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available for payment to stockholders, cash distributions, or distributions in kind or in other property if expressly permitted and described in the applicable prospectus supplement, at the rates and on the dates as we will set forth in the applicable prospectus supplement. We will pay each distribution to holders of record as they appear on our stock transfer books on the record dates determined by our board of directors.

Distributions on any class or series of preferred stock, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our board of directors fails to declare a distribution payable on a distribution payment date on any class or series of preferred stock for which distributions are non-cumulative, then the holders of that class or series of preferred stock will have no right to receive a distribution in respect of the distribution period ending on that distribution payment date, and we will have no obligation to pay the distribution accumulated for that period, whether or not distributions on that series are declared payable on any future distribution payment date.

If any shares of the preferred stock of any class or series are outstanding, no full dividends will be declared or paid or set apart for payment on our preferred stock of any other class or series ranking, as to dividends, equally with or junior to the preferred stock of the class or series for any period unless all required dividends are paid. The phrase “all required dividends are paid” when used in this prospectus with respect to class or series of preferred stock means that:

•	if the class or series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of the class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment is set apart for payment for all past dividend periods and the then current dividend period, or

•	if the class or series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of the class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment is set apart for the payment for the then current dividend period.

When dividends are not paid in full, or a sum sufficient for the full payment is not so set apart, upon the shares of preferred stock of any class or series and the shares of any other class or series of preferred stock ranking equally as to dividends with the preferred stock of the class or series, all dividends declared upon shares of preferred stock of the class or series and any other class or series of preferred stock ranking equally as to dividends with the preferred stock will be declared equally so that the amount of dividends declared per share on the preferred stock of the class or series and the other class or series of preferred stock will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of preferred stock of the class or series, which will not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have cumulative dividend, and the other class or series of preferred stock bear to each other. No interest, sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on preferred stock of the class or series which may be in arrears.

Except as provided in the immediately preceding paragraph, unless all required dividends are paid, no dividends, other than in common stock or other stock ranking junior to the preferred stock of the class or series as to dividends and upon liquidation, dissolution or winding-up of us, will be declared or paid or set aside for payment or other distribution will be declared or made upon the common stock or any of our other stock ranking junior or equally with the preferred stock of the class or series as to dividends or upon liquidation, nor will any common stock or any of our other capital stock ranking junior to or equally with preferred stock of the class or series as to dividends or upon liquidation, dissolution or winding-up of us be redeemed, purchased or otherwise acquired for any consideration, or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any stock, by us except by conversion into or exchange for our other stock ranking junior to the preferred stock of the class or series as to dividends and upon liquidation, dissolution or winding-up of us.

Any dividend payment made on shares of a class or series of preferred stock will first be credited against the earliest accrued but unpaid dividend due with respect to shares of the class or series which remains payable.

Redemption

If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the prospectus supplement.

The prospectus supplement relating to a class series of preferred stock that is subject to mandatory redemption will specify the number of shares of the preferred stock that will be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon, which will not, if the preferred stock does not have a cumulative dividend, include an accumulation in respect of unpaid dividends for prior dividends periods, to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of our stock, the terms of the preferred stock may provide that, if no stock will have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred stock will automatically and mandatorily be converted into shares of our applicable stock pursuant to conversion provisions specified in the applicable prospectus supplement.

Notwithstanding the foregoing, unless provided otherwise for any class or series of preferred stock, unless all required dividends are paid:

•	no shares of the applicable class or series of preferred stock will be redeemed unless all outstanding shares of preferred stock of the class or series are simultaneously redeemed, and

•	we will not purchase or otherwise acquire directly or indirectly any shares of the applicable class or series of preferred stock, except by conversion into or exchange for our stock ranking junior to the preferred stock of the class or series as to dividends and upon liquidation, dissolution or winding-up of us, provided, however, that the above restrictions will not prevent the purchase or acquisition of shares of preferred stock of the class or series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of the class or series.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment will be made to the holders of any common stock or any other class or series of shares of our capital stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of our affairs, the holders of each series or class of preferred stock will be entitled to receive out of our assets legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference set forth in the applicable prospectus supplement, plus an amount equal to all accumulated and unpaid distributions. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of preferred stock will have no right or claim to any of our remaining assets. If, upon the voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of preferred stock and the corresponding amounts payable on all shares of other classes or series of shares of our capital stock ranking equally with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other classes or series of shares of capital stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions will have been made in full to all holders of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of shares of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

For those purposes, the consolidation or merger of us with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

Voting Rights

Holders of preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law, or as otherwise provided in the certificate of designation or the resolutions establishing such series and as indicated in the applicable prospectus supplement.

Under the Nevada Revised Statutes, holders of outstanding shares of a series of preferred stock may be entitled to vote as a separate class on a proposed amendment to the terms of that series of preferred stock or our amended and restated articles of incorporation, if the amendment would:

(1) increase or decrease the aggregate number of authorized shares of such a series of preferred stock and includes provisions pursuant to which only money will be paid or scrip will be issued to holders who, before the amendment becomes effective, in the aggregate hold 10% or more of the outstanding shares of that series and who would otherwise be entitled to receive fractions of shares in exchange for the cancellation of all of their outstanding shares, in which case, in addition to any vote otherwise required, the approval of the proposed amendment would require the affirmative vote of at least a majority of the outstanding shares of that series of preferred stock;

(2) increase or decrease the aggregate number of authorized shares of such a series of preferred stock and such increase or decrease would alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, in which case, in addition to any vote otherwise required, the approval of the proposed amendment would require the affirmative vote of at least a majority of the outstanding shares of that series of preferred stock; and

(3) decrease the aggregate number of issued and outstanding shares of that series of preferred stock would not decrease the aggregate number of authorized shares of that series, in which case, in addition to any vote otherwise required, the approval of the proposed amendment would require the affirmative vote of at least a majority of the outstanding shares of that series of preferred stock.

Conversion Rights

The terms and conditions, if any, upon which any class or series of preferred stock are convertible into or exchangeable for our other securities or rights or those of other issuers, including, without limitation, common stock, debt securities, trust preferred securities or another series of preferred stock, or any combination of the foregoing, will be set forth in the applicable prospectus supplement relating to the preferred stock. The terms will include the name of the issuer of the other securities or rights and the number or principal amount of the securities or rights into which the shares of preferred stock are convertible or exchangeable, the conversion or exchange price or rate or the manner of calculating the price, the conversion or exchange date(s) or period(s), provisions as to whether conversion or exchange will be at the option of the holders of the preferred stock or at our or other issuer’s option, the events requiring an adjustment of the conversion or exchange price or rate and provisions affecting conversion or exchange in the event of the redemption of the series of preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

The following description, together with the applicable prospectus supplements, summarizes certain terms and provisions of the depositary shares that we may offer under this prospectus and the related deposit agreements and depositary receipts. The following summary relates to terms and conditions applicable to these types of securities generally. The particular terms of any series of depositary shares will be those set forth in the applicable deposit agreement and summarized in the applicable prospectus supplement. If indicated in the applicable prospectus supplement, the terms of any series may differ from the terms summarized below.

Specific deposit agreements and depositary receipts will contain additional important terms and provisions and will be incorporated by reference into the registration statement which includes this prospectus before we issue any depositary shares. The descriptions herein and in the applicable prospectus supplement do not restate those agreements and receipts in their entirety and do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the applicable deposit agreement and deposit certificate because they, and not the summaries, define your rights as holders of the depositary shares. For more information, please review the forms of these documents, which will be filed with the SEC promptly after the offering of depositary shares or depositary share units and will be available as described under the heading “Where You Can Find More Information” above.

General

We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. If so, we will issue “depositary receipts” for these “depositary shares.” Each depositary share will represent a fraction of a share of a particular series of preferred stock. Each holder of a depositary share will be entitled, in proportion to the fraction of preferred stock represented by that depositary share, to the rights and preferences of the preferred stock, including dividend, voting, redemption, conversion and liquidation rights, if any. We will enter into a deposit agreement with a depositary, which will be named in the related prospectus supplement.

In order to issue depositary shares, we will issue preferred stock and immediately deposit these shares with the depositary. The depositary will then issue and deliver depositary receipts to the persons who purchase depositary shares. Each whole depositary share issued by the depositary may represent a fraction of a share held by the depositary. The depositary will issue depositary receipts in a form that reflects whole depositary shares, and each depositary receipt may evidence any number of whole depositary shares.

Pending the preparation of definitive engraved depositary receipts, a depositary may, upon our written order, issue temporary depositary receipts, which will temporarily entitle the holders to all the rights pertaining to the definitive depositary receipts. We will bear the costs and expenses of promptly preparing definitive depositary receipts and of exchanging the temporary depositary receipts for definitive depositary receipts.

Dividends and Other Distributions

The depositary will distribute all cash and non-cash dividends and distributions it receives with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares they hold. In the case of non-cash distributions, the depositary may determine that it is not feasible to make the distribution. If so, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders. The amounts distributed by the depositary will be reduced by any amount required to be withheld by us or the depositary on account of taxes.

Redemption of Depositary Shares

If we redeem the series of preferred stock that underlies the depositary shares, the depositary will redeem the depositary shares from the proceeds it receives from the redemption of the preferred stock it holds. The depositary will redeem the number of depositary shares that represent the amount of underlying preferred stock that we have redeemed. The redemption price for depositary shares will be in proportion to the redemption price per share that we paid for the underlying preferred stock. If we redeem less than all of the depositary shares, the depositary will select which depositary shares to redeem by lot, or some substantially equivalent method.

After a redemption date is fixed, the depositary shares to be redeemed no longer will be considered outstanding. The rights of the holders of the depositary shares will cease, except for the rights to receive money or other property upon redemption. In order to redeem their depositary shares, holders will surrender their depositary receipts to the depositary.

Voting the Preferred Stock

We will notify the depositary about any meeting at which the holders of preferred stock are entitled to vote, and the depositary will mail the information to the record holders of depositary shares related to that preferred stock. Each record holder of depositary shares on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock represented by that holder’s depositary shares. The depositary will vote the preferred stock represented by the depositary shares in accordance with these instructions, provided the depositary receives these instructions sufficiently in advance of the meeting. If the depositary does not receive instructions from the holders of the depositary shares, the depositary will abstain from voting the preferred stock that underlies those depositary shares.

Withdrawal of Preferred Stock

When a holder surrenders depositary receipts at the corporate trust office of the depositary, and pays any necessary taxes, charges or other fees, the holder will be entitled to receive the number of whole shares of the related series of preferred stock, and any money or other property, if any, represented by the holder’s depositary shares. Once a holder exchanges depositary shares for whole shares of preferred stock, that holder cannot “re-deposit” these shares of preferred stock with the depositary, or exchange them for depositary shares. If a holder delivers depositary receipts that represent a number of depositary shares that exceeds the number of whole shares of related preferred stock the holder seeks to withdraw, the depositary will issue a new depositary receipt to the holder that evidences the excess number of depositary shares.

Amendment and Termination of the Deposit Agreement

We and the depositary can agree, at any time, to amend the form of depositary receipt and any provisions of the depositary receipt and any provisions of the deposit agreement. However, if an amendment has a material adverse effect on the rights of the holders of related depositary shares, the holders of at least a majority of the depositary shares then outstanding must first approve the amendment. Every holder of a depositary receipt at the time an amendment becomes effective will be bound by the amended deposit agreement. However, subject to any conditions in the deposit agreement or applicable law, no amendment can impair the right of any holder of a depositary share to receive shares of the related preferred stock, or any money or other property represented by the depositary shares, when they surrender their depositary receipts.

We can terminate the deposit agreement at any time, as long as the depositary mails notice of termination to the record holders of depositary shares then outstanding at least 30 days prior to the date fixed for termination. Upon termination, the depositary shall deliver to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts, together with any other property held by the depositary with respect to such depositary receipt.

Charges of Depositary

We will pay all transfer and other taxes and the government charges that relate solely to the depositary arrangements. We will also pay the charges of each depositary, including charges in connection with the initial deposit of the related series of preferred stock, the initial issuance of the depositary shares, and all withdrawals of shares of the related series of preferred stock. However, holders of depositary receipts will pay the fees and expenses of the depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering written notice of its decision to us. We may remove the depositary at any time. Any resignation or removal will take effect when we appoint a successor depositary. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company that has its principal office in the United States and has a combined capital and surplus of at least $50,000,000.

Miscellaneous

We will be required to furnish certain information to the holders of the preferred stock underlying any depositary shares. The depositary, as the holder of the underlying preferred stock, will forward any report or information it receives from us to the holders of depositary shares.

Neither we nor the depositary will be liable if its ability to perform its obligations under the deposit agreement is prevented or delayed by law or any circumstance beyond its control. Both we and the depositary will be obligated to use our best judgment and to act in good faith in performing our respective duties under the deposit agreement. We and the depositary will be liable only for gross negligence and willful misconduct in performing our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to appear in, prosecute or defend any legal proceeding with respect to any depositary receipts, depositary shares or preferred stock unless we or the depositary receive what we, in our sole discretion, determine to be a satisfactory indemnity from one or more holders of the depositary shares. We and the depositary will evaluate any proposed indemnity in order to determine whether the financial protection afforded by the indemnity is sufficient to reduce each party’s risk to a satisfactory and customary level. We and the depositary may rely on the advice of legal counsel or accountants of the choice of each. We and the depositary may also rely on information provided by persons we and they believe, in good faith, to be competent, and on documents we and they believe, in good faith, to be genuine.

The applicable prospectus supplement will identify the depositary’s corporate trust office. Unless the prospectus supplement indicates otherwise, the depositary will act as transfer agent and registrar for depositary receipts, and if we redeem shares of preferred stock, the depositary will act as redemption agent for the corresponding depositary receipts.

Title

We, each depositary and any agent of ours or the applicable depositary may treat the registered owner of any depositary share as the absolute owner of the depositary shares for all purposes, including making payment, regardless of whether any payment in respect of the depositary share is overdue and regardless of any notice to the contrary.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase our debt securities, common stock or preferred stock or units of two or more of these types of securities, which are collectively referred to in this prospectus as “underlying warrant securities.” We may issue warrants independently or together with any underlying warrant securities and such warrants may be attached to or separate from those underlying warrant securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, as more fully described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will contain a description of the following terms:

•	the title of the warrants;

•	the designation, amount and terms of the underlying warrant securities for which the warrants are exercisable;

•	the designation and terms of the underlying warrant securities, if any, with which the warrants are to be issued and the number of warrants issued with each underlying warrant security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the underlying warrant securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the underlying warrant securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the currency or currencies (including composite currencies), and/or the securities (if any), in which the exercise price of the warrants may be payable; and, if the exercise price is payable in whole or in part with securities, the basis for determining the amount or number of such securities to be provided as such payment;

•	the maximum or minimum number of warrants which may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms, including terms, procedures and limitations relating to the exercise and exchange of the warrants.

Exercise of Warrants

Each warrant will entitle its holder to purchase, for cash and/or securities (as will be specified in the applicable prospectus supplement), the amount or number of debt securities, shares of preferred stock, or shares of common stock, at the exercise price, as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

Holders of warrants may exercise their respective warrants as set forth in the prospectus supplement relating to such warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the underlying warrant securities purchasable upon exercise of the warrants. If a holder exercises less than all of the warrants represented by the warrant certificate, the warrant agent will issue a new warrant certificate for the remaining warrants.

Prior to the exercise of any warrants to purchase debt securities or other securities, including shares of preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the debt securities or other securities, including shares of preferred stock or common stock purchasable upon exercise, including:

•	in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants for the purchase of shares of preferred stock or shares of common stock, the right to vote or to receive any payments of dividends on the shares of preferred stock or common stock purchasable upon exercise.

The descriptions of the warrant agreements in this prospectus and in any prospectus supplement are summaries of certain material provisions of the applicable warrant agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the applicable warrant agreement and warrant certificate relating to the warrants because they, and not the summaries, define your rights as holders of the warrants or any warrant units. For more information, please review the forms of these documents, which will be filed with the SEC promptly after the offering of warrants or warrant units and will be available as described under the heading “Where You Can Find More Information” above.

DESCRIPTION OF PURCHASE CONTRACTS

As may be specified in a prospectus supplement, we may issue purchase contracts obligating holders to purchase from us, and obligating us to sell to the holders, a number of debt securities, shares of our common stock, preferred stock or depositary shares or warrants, at a future date or dates. The price per purchase contract security may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. Under the purchase contracts, we may be required to make periodic payments to the holders of the units or vice versa. These payments may be unsecured or prefunded on some basis to be specified in the applicable prospectus supplement.

The purchase contracts may require holders to secure their obligations under the contracts in a specified manner and, in specified circumstances, we may deliver newly issued prepaid purchase contracts, or prepaid securities, when we transfer to a holder any collateral securing the holder’s obligations under the original purchase contract.

The purchase contracts may be issued separately or as part of units consisting of a purchase contract and one or more other securities, which may include our debt securities, depositary shares, preferred securities, common stock, warrants or debt obligations or government securities, and which may secure the holder’s obligations to purchase the purchase contract security under the purchase contract.

The prospectus supplement relating to any purchase contracts we are offering will specify the material terms of the purchase contracts, whether they will be issued separately or as part of units, and any applicable pledge or depository arrangements.

The descriptions of the purchase contracts and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of certain material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the applicable agreements because they, and not the summaries, define your rights as holders of the purchase contracts. We will make copies of the relevant agreements available as described under the heading “Where You Can Find More Information” above.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and

•	whether the units will be issued in fully registered or global form.

The descriptions of the units and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the applicable agreements because they, and not the summaries, define your rights as holders of the units. We will make copies of the relevant agreements available as described under the heading “Where You Can Find More Information” above.

PLAN OF DISTRIBUTION

We may sell the offered securities:

•	directly to purchasers,

•	through agents,

•	through dealers,

•	through underwriters,

•	directly to its stockholders, or

•	through a combination of any of these methods of sale.

The prospectus supplement relating to a series of the offered securities will set forth its offering terms, including the name or names of any underwriters, dealers or agents, the purchase price of the offered securities and the proceeds to us from the sale, any underwriting discounts, commissions and other items constituting underwriters’ compensation, any initial public offering price and any underwriting discounts, commissions and other items allowed or reallowed or paid to dealers or agents and any securities exchanges on which the offered securities may be listed.

We may use one or more underwriters in the sale of the offered securities, in which case the offered securities will be acquired by the underwriter or underwriters for their own account and may be resold from time to time in one or more transactions either:

•	at a fixed price or prices, which may be changed,

•	at market prices prevailing at the time of sale,

•	at prices related to the prevailing market prices, or

•	at negotiated prices.

We may directly solicit offers to purchase offered securities. Agents designated by us from time to time may also solicit offers to purchase offered securities. Any agent designated by us, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in the prospectus supplement.

If a dealer is utilized in the sale of the offered securities in respect of which this prospectus is delivered, we will sell the offered securities to the dealer, as principal. The dealer, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is, or underwriters are, used in the sale, we will execute an underwriting agreement with the underwriters at the time of sale to the underwriters. The names of the underwriters will be set forth in the prospectus supplement, which will be used by the underwriter to make resales of the offered securities in respect of which this prospectus is delivered to the public. In connection with the sale of offered securities, the underwriter may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agents. Underwriters may also sell offered securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase offered securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date or dates. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchasers under any delayed delivery contract will not be subject to any conditions except that:

•	the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject, and

•	if the offered securities are also being sold to underwriters, we will have sold to the underwriters the offered securities not sold for delayed delivery.

The underwriters, dealers and other persons will not have any responsibility in respect of the validity or performance of such contracts. The prospectus supplement relating to the contracts will set forth the price to be paid for offered securities pursuant to the contracts, the commission payable for solicitation of the contracts and the date or dates in the future for delivery of offered securities pursuant to the contracts.

Offered securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with their remarketing of offered securities.

Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters to purchase the offered securities will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such securities, if any are purchased. In connection with the offering of securities, we may grant to the underwriters an option to purchase additional securities to cover over-allotments at the initial public offering price, with an additional underwriting commission, as may be set forth in the accompanying prospectus supplement. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

Underwriters, dealers, remarketing firms and agents may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make in respect thereof and may engage in transactions with, or perform services for, us in the ordinary course of business.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

The anticipated date of delivery of offered securities will be set forth in the applicable prospectus supplement relating to each offer.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Randall S. Theisen, Esq., an attorney on Western Alliance’s legal staff, and for the underwriters or agents by counsel named in the applicable prospectus supplement. Mr. Theisen is Senior Vice President and General Counsel of Western Alliance and owns shares and holds options to purchase shares of Western Alliance common stock.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$75,000,000
Western Alliance Bancorporation

10.00% Senior Notes due 2015

PROSPECTUS SUPPLEMENT

Keefe, Bruyette & Woods
Goldman, Sachs & Co.